ASSET PURCHASE AGREEMENT


                                  by and among


                         COLLINS & AIKMAN PRODUCTS CO.,

                           WESTERN AVENUE DYERS, L.P.,

                                 ELKIN McCALLUM,

                                 KERRY McCALLUM,

                                 PENNY RICHARDS

                                       and

                                TYNG TEXTILES LLC


                           Dated as of August 17, 2001


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                                TABLE OF CONTENTS


                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

1.1      Definitions..........................................................1

                                   ARTICLE II

                                SALE AND PURCHASE

2.1      Sale and Purchase of Assets..........................................9
2.2      Excluded Assets.....................................................11
2.3      Purchase Price......................................................12
2.4      Assumption of Liabilities...........................................12
2.5      Closing.............................................................13
2.6      Nonassignable Contracts and Leases..................................13

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF WAD AND SELLERS

3.1      Due Incorporation and Formation.....................................14
3.2      Due Authorization...................................................14
3.3      Consents and Approvals; Authority Relative to This Agreement........15
3.4      Financial Statements; Undisclosed Liabilities; Other Documents......15
3.5      No Material Adverse Effects; No Material Adverse Change.............16
3.6      Title to Properties.................................................17
3.7      Condition and Sufficiency of Transferred Assets.....................17
3.8      Real Property.......................................................18
3.9      Personal Property...................................................19
3.10     Inventory...........................................................19
3.11     Accounts Receivable.................................................19
3.12     Intellectual Property...............................................19
3.13     Contracts; No Default or Violations.................................20
3.14     Permits.............................................................22
3.15     Insurance...........................................................22
3.16     Employee Benefit Plans; ERISA.......................................22
3.17     Employment and Labor Matters........................................25
3.18     Capital Improvements................................................25
3.19     Taxes...............................................................25
3.20     Product Claims......................................................26
3.21     Environmental Matters...............................................26
3.22     Litigation..........................................................27
3.23     No Conflict of Interest.............................................27

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3.24     Brokers.............................................................27
3.25     Customers and Suppliers.............................................28
3.26     WAD Disclosure Schedule.............................................28
3.27     Operation of the Business...........................................28

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PRODUCTS

4.1      Existence and Power.................................................28
4.2      Due Authorization...................................................28
4.3      Consents and Approvals; Authority Relative to This Agreement........28
4.4      No Violation of Other Instruments or Laws...........................29
4.5      Brokers.............................................................29

                                    ARTICLE V

                                    COVENANTS

5.1      Implementing Agreement..............................................29
5.2      Access to Information and Facilities................................29
5.3      Consents and Approvals..............................................29
5.4      Retention of Certain Employees......................................30
5.5      Supplemental Information............................................30
5.6      Use of Name.........................................................30
5.7      Termination of Certain Agreements...................................30
5.8      Transfer Taxes......................................................30
5.9      Confidentiality.....................................................30
5.10     Publicity...........................................................31
5.11     Preservation of Business............................................31
5.12     Tax Matters.........................................................33
5.13     Maintenance of Insurance............................................33
5.14     Non-Compete.........................................................33
5.15     Non-Disparagement...................................................34
5.16     Personnel Matters...................................................35
5.17     WAD Financial Statements............................................37
5.18     EPCRKA..............................................................38

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

6.1      Actions or Proceedings..............................................38
6.2      WAD Refinancing.....................................................38


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                                   ARTICLE VII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF PRODUCTS

7.1      Warranties True as of both Present Date and Closing Date............39
7.2      Compliance with Agreements and Covenants............................39
7.3      Consents and Approvals..............................................39
7.4      Financial Statements................................................39
7.5      Documents...........................................................39
7.6      Working Capital.....................................................39
7.7      Employee Matters....................................................39
7.8      Transfer Documents..................................................39
7.9      Consummation of Transactions Under Plan of Merger...................40
7.10     No Material Adverse Change..........................................40
7.11     Title Policies......................................................40
7.12     Surveys.............................................................40
7.13     Consents and Estoppels..............................................41

                                  ARTICLE VIII

           CONDITIONS PRECEDENT TO OBLIGATIONS OF WAD AND EACH SELLER

8.1      Warranties True as of both Present Date and Closing Date............41
8.2      Compliance with Agreements and Covenants............................41
8.3      Documents...........................................................41
8.4      Consents and Approvals..............................................41
8.5      Consummation of Transactions Under Plan of Merger...................42

                                   ARTICLE IX

                                     CLOSING

9.1      Deliveries by WAD...................................................42
9.2      Deliveries by Products..............................................42

                                    ARTICLE X

                                   TERMINATION

10.1     Termination.........................................................43
10.2     Effect of Termination...............................................43

                                   ARTICLE XI

                                 INDEMNIFICATION

11.1     Survival............................................................44
11.2     Indemnification by WAD..............................................44
11.3     Indemnification by Products.........................................44


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11.4     Claims..............................................................45
11.5     Notice of Third Party Claims; Assumption of Defense.................45
11.6     Settlement or Compromise............................................46
11.7     Failure of Indemnifying Person to Act...............................46
11.8     Limitations on Indemnification......................................46
11.9     Assignment of Claims................................................47
11.10    Exclusive Remedies..................................................47

                                   ARTICLE XII

                                  MISCELLANEOUS

12.1     Expenses............................................................47
12.2     Amendment...........................................................47
12.3     Notices.............................................................47
12.4     Waivers.............................................................48
12.5     Counterparts........................................................49
12.6     Headings............................................................49
12.7     Interpretation......................................................49
12.8     Applicable Law......................................................49
12.9     Jurisdiction; Waiver of Jury Trial..................................49
12.10    Assignment..........................................................49
12.11    No Third Party Beneficiaries........................................49
12.12    Further Assurances..................................................50
12.13    Severability........................................................50
12.14    Remedies Cumulative.................................................50
12.15    Entire Understanding................................................50
12.16    WAD Disclosure Schedule.............................................50


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SCHEDULES

Schedule 2.1(a)             -   Owned Property
Schedule 2.1(b)             -   Leased Property
Schedule 2.1(f)             -   List of Machinery, Equipment, etc.
Schedule 2.1(g)             -   List of Leases of Vehicles and Tangible Assets
Schedule 2.1(j)             -   Intellectual Property
Schedule 2.3.1              -   Payment
Schedule 2.3.2              -   Allocation of Purchase Price
Schedule 2.4                -   Assumed Liabilities






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                            ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT made as of August 17, 2001, by and among Collins & Aikman Products Co., a Delaware corporation ("Products"), Western Avenue Dyers, L.P., a Delaware limited partnership ("WAD"), Elkin McCallum ("E. McCallum"), Kerry McCallum ("K. McCallum"), Penny Richards ("Richards," together with E. McCallum and K. McCallum, collectively referred to as the "Individual Sellers") and Tyng Textiles LLC, a Delaware limited liability company ("Tyng," together with the Individual Sellers, collectively referred to as "Sellers").

     WHEREAS, WAD is currently engaged in the business of dyeing yarn and fabrics (the "Business");

     WHEREAS, WAD desires to sell and assign to Products, and Products desires to purchase and assume from WAD, the Transferred Assets and the Assumed Liabilities, all on the terms and subject to the conditions of this Agreement;

     WHEREAS, on the terms and subject to the conditions herein, each partner of WAD has approved the sale of the Transferred Assets and the Assumed Liabilities to Products;

     WHEREAS, on the terms and subject to the conditions herein, the board of directors of Products has approved the purchase of the Transferred Assets and the Assumed Liabilities from WAD;

     WHEREAS, E. McCallum is the record and beneficial owner of a 49% limited partner interest, K. McCallum is the record and beneficial owner of a 24.5% limited partner interest, Richards is the record and beneficial owner of a 24.5% limited partner interest and Tyng is the record and beneficial owner of a 2% general partner interest in WAD; and

     WHEREAS, Products wishes to gain assurances that the Individual Sellers will not compete with the Business or make any statements that disparage Products or any of its present or future Subsidiaries or Affiliates;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. Unless otherwise defined in this Agreement, the following terms shall have the meaning herein ascribed to such terms:

     "Affiliate" shall mean, with respect to any specified Person: (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person; and (2) any immediate family member of the specified Person or any of the foregoing Persons referred to in clause (1) who is an individual.

     "Agreement" shall mean this Asset Purchase Agreement, including all exhibits and schedules hereto, as amended from time to time.

     "Agreement of Limited Partnership" shall mean the Agreement of Limited Partnership of WAD dated May 25, 1994, as amended.


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     "Assets" shall have the meaning set forth in Section 2.2.

     "Assumed Liabilities" shall have the meaning set forth in Section 2.4(a).

     "Benefits Transition Period" shall have the meaning set forth in Section 5.16(g).

     "Business" shall have the meaning set forth in the recitals to this Agreement.

     "Business Day" shall mean a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed for business.

     "CERCLA" shall have the meaning set forth in Section 3.21(d).

     "Closing" shall have the meaning set forth in Section 2.5.

     "Closing Date" shall have the meaning set forth in Section 2.5.

     "Cobra" shall have the meaning set forth in Section 3.16(m).

     "COBRA Coverage" shall have the meaning set forth in Section 5.16(b)(iii).

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     "Confidential Information" shall mean, with respect to any Person, all nonpublic technical, proprietary, commercial, financial and other information (irrespective of the form of such information) owned by or concerning such Person and its Subsidiaries and their respective businesses and operations.

     "Continuing Employees" shall have the meaning set forth in Section 5.16(a).

     "Contract" shall mean any contract, lease, license (other than a license which is a Permit, a Governmental Approval or Environmental Permit), commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument or plan, whether written or oral.

     "Customer Lists" shall have the meaning set forth in Section 2.1(k).

     "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

     "E. McCallum" shall have the meaning set forth in the recitals to this Agreement.

     "Employee Benefit Plans" shall have the meaning set forth in Section
3.16(a).

     "End Date" shall have the meaning set forth in Section 10.1(b)(i).



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     "Environmental Claim" shall mean any written notice, claim, demand, action, suit, complaint, proceeding or final communication by any Governmental Authority or Person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Material at any location, whether or not owned, leased or operated by WAD, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit. Environmental Claim shall not include claims that were made in the past and that have been resolved leaving WAD without further liability, contingently or otherwise.

     "Environmental Laws" shall mean the common law and all applicable federal, state, local and foreign statutes, rules, regulations, ordinances, and orders and decrees of any Governmental Authority, relating in any manner to contamination, pollution or protection of human health or the environment, or occupational safety and health.

     "Environmental Permits" shall mean all permits, licenses, registrations and other governmental authorizations and approvals required for WAD, and the operations of WAD's facilities, to conduct the Business under Environmental Laws.

     "Environmental Reports" shall mean all applications, notifications, reports, studies, assessments and audits that address any issue of site assessment or noncompliance with, or liability under, any Environmental Law that may affect WAD, the Business or the Transferred Assets in any material respect.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 3.16(a).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" shall have the meaning set forth in Section 2.2.

     "Excluded Liabilities" shall have the meaning set forth in Section 2.4.

     "GAAP" shall mean U.S. generally accepted accounting principles at the time in effect.

     "Governmental Approvals" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice of, with or to, any Governmental Authority.

     "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

     "Hazardous Material" shall mean any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "hazardous constituents", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants", "pollutants", "toxic pollutants", or words of similar meaning and regulatory effect under any applicable Environmental Law, including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof) and asbestos.

     "Heartland" shall mean Heartland Industrial Partners, L.P.

     "Indebtedness" of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all capital lease obligations of such Person, (d) all obligations of such Person in respect of bankers' acceptances issued or created for the account of such Person, (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned or acquired by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (f) all guarantees by such Person of indebtedness of others.

     "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article XI.

     "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article XI.

     "Individual Sellers" shall have the meaning set forth in the recitals to this Agreement.

     "Intellectual Property" shall have the meaning set forth in Section 2.1(j)

     "Inventory" shall have the meaning set forth in Section 2.1(h).

     "IRS" shall mean the Internal Revenue Service.

     "JAII Acquisition" shall mean JAII Acquisition Co., a Delaware corporation and a wholly owned Subsidiary of Parent.

     "Joan" shall mean Joan Fabrics Corporation, a Delaware corporation and an Affiliate of WAD.

     "Joan Automotive" shall mean Joan Automotive Industries, Inc., a Delaware corporation and a wholly owned Subsidiary of Joan.

     "K. McCallum" shall have the meaning set forth in the recitals to this Agreement.

     "Key Employee" shall mean each Continuing Employee identified on the WAD Disclosure Schedule as a "Key Employee."

     "Knowledge" and similar phrases such as "aware" and "known" shall mean, whenever used to qualify a representation or warranty herein, (i) with respect to WAD, the actual knowledge of E. McCallum, Treasurer of WAD, George Fahey, Chief Financial Officer of Joan, Paul Buffum, General Counsel to Joan, K. McCallum, Executive Vice-President and Chief Operating Officer of WAD, or Frank

Figal, Vice President of Operations of WAD, (ii) with respect to Tyng, the actual knowledge of E. McCallum, Chief Executive Officer and Treasurer of Tyng,
K. McCallum, Executive Vice President and Chief Operating Officer of WAD, Richards, President and Chief Operating Officer of Tyng, or George Fahey, Chief Financial Officer of Joan and (iii) with respect to each Individual Seller, such Individual Seller, in each case, with respect to clauses (i), (ii), and (iii) after reasonable inquiry of the individuals whom such Persons would ordinarily consult with when investigating the type of matter to which the representation or warranty relates in the ordinary course of performing their duties and obligations to WAD or Tyng.

     "Latest Balance Sheet" shall mean the audited consolidated balance sheet of the Tyng Textiles Group dated as of July 1, 2000.

     "Latest Financial Information Date" shall mean December 30, 2000.

     "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

     "Leased Real Property" shall have the meaning set forth in Section 2.1(b).

     "Letter of Intent" shall mean the letter agreement among E. McCallum, Joan Automotive, Joan, Parent and Products dated April 17, 2001.

     "Lenders" shall have the meaning set forth in Section 6.2.

     "Lien" shall mean any mortgage, lien, charge, restriction, pledge, assessment, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

     "Loss" or "Losses" shall mean any and all liabilities, losses, costs, claims, damages (including out-of-pocket consequential damages), penalties and expenses (including reasonable attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all reasonable attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

     "Material Adverse Change" shall mean a change (or circumstance or event involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of the Business, taken as a whole, that has Materially Adverse Effect.

     "Material Adverse Effect" shall mean with respect to a Person an effect or circumstance that is or is reasonably likely to be materially adverse on either
(i) the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of such Person or, (ii) the ability of such Person to consummate the Transaction. Notwithstanding the foregoing, each of the parties hereto agrees that any such effect or circumstance that relates to the matters contemplated by any Section of this Agreement that does not have an effect upon such Person which would reasonably be expected to result in a claim, Loss or obligation of an amount greater than $25,000 individually shall not constitute a Material Adverse Effect, provided, however, that, with respect to WAD, in no event shall an

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effect or circumstance that affects the national economy or the business of yarn and fabric dyeing generally in substantially the manner and to substantially the extent that it affects the Business be deemed to be a Material Adverse Effect even if the same would otherwise qualify as such.

     "Material Contract" shall mean a Contract that provides for or which would reasonably be expected to result in the relevant party thereto making payments in excess of $10,000 per year, for at least one year, or which would otherwise be reasonably expected to have a Material Adverse Effect if not performed by either party to such Contract.

     "Mortgages" shall have the meaning set forth in Section 3.8(b).

     "Non-Assigned Contracts" shall have the meaning set forth in Section 2.6.

     "Non-Compete Period" shall have the meaning set forth in Section 5.14.

     "Owned Real Property" shall have the meaning set forth in Section 2.1(a).

     "Parent" shall mean Collins & Aikman Corporation.

     "PBGC" shall have the meaning set forth in Section 3.16(f).

     "Pension Plans" shall have the meaning set forth in Section 3.16(a).

     "Permits" shall have the meaning set forth in Section 3.14.

     "Permitted Liens" shall mean (i) the Liens set forth in Section 1.1(P) of the WAD Disclosure Schedule, (ii) any easements, covenants, restrictions, encroachments and similar encumbrances that do not materially interfere with, and do not materially adversely effect, the value or the use of the Owned Real Property or the Leased Real Property as currently used and improved; and (iii) the right of lessors in or to (a) any lease of assets or Real Property or (b) any assets which are subject to a lease where the existence of the lease or the fact that the assets are leased is reflected in Schedule 1.1(P) of the WAD Disclosure Schedule.

     "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

     "Plan of Merger" shall mean the Agreement and Plan of Merger by and among Parent, Products, JAII, E. McCallum, Joan and Joan Automotive dated August 17, 2001.

     "Pre-paid Expenses" shall mean all prepaid expenses, including without limitation, ad valorem taxes, leases and rentals.

     "Product" shall have the meaning set forth in Section 3.20.

     "Product Damages Claims" shall have the meaning set forth in Section
11.2(g)

     "Product Warranty Claims" shall have the meaning set forth in Section 11.2(f).



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     "Products" shall have the meaning set forth in the recitals to this
Agreement.

     "Products 401(k) Plan" shall have the meaning as set forth in Section 5.16(c)(ii).

     "Products Indemnified Parties" shall mean Products and each of its Affiliates, and their respective officers, directors, employees, members, managers, agents and representatives; provided that in no event shall WAD or any Seller be deemed a Products Indemnified Party.

     "Purchase Price" shall have the meaning set forth in Section 2.3.1.

     "Purchased Contracts" shall have the meaning set forth in Section 2.1(i).

     "Real Property" shall have the meaning set forth in Section 2.1(b).

     "Richards" shall have the meaning set forth in the recitals to this Agreement.

     "Seller" shall have the meaning set forth in the recitals to this Agreement.

     "Subsidiary" shall mean, with respect to a specified Person, any corporation, partnership or other entity in which the specified Person owns or controls, directly or indirectly, through one or more intermediaries, more than 50% of the stock or other interests having general voting power in the election of directors or Persons performing similar functions.

     "Supply Agreement" shall mean the Supply and Looms Agreement by and among Joan, Main Street and Products to be in form and substance mutually satisfactory to Products and WAD.

     "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

     "Taxes" shall mean taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

     "Title Company" shall have the meaning set forth in Section 7.11.

     "Transaction" shall mean the purchase of the Transferred Assets and the assumption of the Assumed Liabilities, as contemplated by this Agreement.

     "Transfer Taxes" shall have the meaning set forth in Section 5.8.

     "Transferred Assets" shall have the meaning set forth in Section 2.1.

     "Transition Services Agreement" shall mean the Transition Services Agreement by and between Seller and Products to be in form and substance mutually satisfactory to WAD and Products.



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

     "Tyng" shall have the meaning set forth in the recitals to this Agreement.

     "Tyng Financial Statements" shall mean all of the following: (i) the audited consolidated financial statements of Tyng Textiles Group as of July 3, 1999 and July 1, 2000, consisting of the consolidated balance sheets at such dates and the related consolidated statements of earnings and retained earnings and cash flows for the years then ended, and (ii) the unaudited consolidated financial statements of Tyng as of April 1, 2000 and March 31, 2001, consisting of the consolidated balance sheets at such dates and the related consolidated statements of earnings and retained earnings and cash flows for the nine-month periods then ended. The term "Tyng Financial Statements" shall also include any and all interim consolidated financial statements of Tyng, prepared by or at the request of management of Tyng, for the periods with respect to which a representation is made hereunder which have been delivered to Products prior to the date hereof.

     "Tyng Textiles Group" shall mean WAD, the Dutton Yarn Co., L.P., Main Street Textiles, L.P. and Tyng.

     "VEBA" shall have the meaning set forth in Section 5.16(k).

     "WAD" shall have the meaning set forth in the recitals to this Agreement.

     "WAD Defined Benefits Plan" shall have the meaning set forth in Section 5.16(c).

     "WAD Disclosure Schedule" shall have the meaning set forth in Article III.

     "WAD Employees" shall have the meaning set forth in Section 5.16(a).

     "WAD Financial Information" shall mean, to the extent relating to WAD, the supplemental information setting forth the consolidating financial information for Tyng Textiles Group which is part of the Tyng Financial Statements as of June 30, 2000 and the management prepared unaudited balance sheet of WAD, dated as of December 30, 2000.

     "WAD Financial Statements" shall have the meaning set forth in Section
5.17.

     "WAD's 401(k) Plan" shall have the meaning set forth in Section 5.16(c).

     "WAD Indemnified Parties" shall mean WAD and each of its Affiliates and their respective officers, directors, employees, members, managers, agents and representatives.

     "WAD Intellectual Property" shall mean any and all Intellectual Property owned by WAD.

     "WAD Retirement Plans" shall have the meaning set forth in Section 5.16(c).

     "WARN Act" shall have the meaning set forth in Section 11.2(e).

     "Welfare Plans" shall have the meaning set forth in Section 3.16(a).



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     "Working Capital" shall mean, at any time, (i) the consolidated trade accounts receivable (less reserve for doubtful accounts) and product inventory (less reserve for obsolescence) and corporate tooling inventory of WAD, less
(ii) the consolidated accounts payable and accrued current liabilities not related to Indebtedness of WAD, in each case calculated on a basis consistent with the historical consolidated financial information of WAD previously delivered to Products.

                                   ARTICLE II

                                SALE AND PURCHASE

     2.1 Sale and Purchase of Assets. On the terms and subject to the conditions of this Agreement, at the Closing, WAD shall sell, transfer, assign and deliver to Products, or cause to be sold, transferred, assigned and delivered to Products, free and clear of any Liens (other than Permitted Liens), and Products shall purchase and assume from WAD, all of WAD's right, title and interest in and to the Transferred Assets. To the extent that the Transferred Assets consist of written documents (including microfilms and computer files) which are necessary to the maintenance of WAD's records in accordance with reasonable practice, WAD may either deliver to Products a duplicate copy of such documents and retain the original or deliver to Products the original of such documents and retain a duplicate copy; provided, however, that WAD shall deliver the original of any such document when delivery of the original is necessary to effectuate the transfer of any Transferred Asset.

     For purposes of this Agreement, "Transferred Assets" shall mean all of the assets (including lease rights) and properties that were owned, held or used by WAD on the date of the Letter of Intent (other than Excluded Assets) in the conduct of the Business as the same existed on the date of the Letter of Intent and as the same may exist on the Closing Date and except for (i) Inventory sold in the ordinary course of business and consistent with past practice and (ii) materials consumed in the ordinary course in the process of operating the Business, wherever located, real, personal or mixed, tangible or intangible, including without limitation, the following assets:

          (a) the real property owned in fee and listed on Schedule 2.1(a) (the "Owned Real Property"), together with all improvements, fixtures, rights and other appurtenances thereto of WAD;

          (b) the leasehold interest in all possessory leases of real property listed on Schedule 2.1(b) (the "Leased Real Property"; together with the Owned Real Property, collectively referred to as the "Real Property"), together with all improvements, leasehold improvements, fixtures and other appurtenances thereto;

          (c) to the extent their transfer is permitted by Law, all Permits relating to the Real Property issued to WAD by any Governmental Authority;

          (d) all rights in and to products sold (including, without limitation, products hereafter repossessed or returned and unpaid, WAD's rights of replevin, rescission, reclamation and rights to stoppage in transit);

          (e) all rights of way, easements, appurtenances and similar realty interests of WAD pertaining to the Real Property;

          (f) all machinery, equipment, furniture, furnishings, vehicles and other fixed assets which are listed on Schedule 2.1(f);

          (g) all leases of vehicles and of tangible assets which are listed on
     Schedule 2.1(g);

          (h) all inventories of raw materials, work-in-progress, spare parts, replacement and component parts, office and other supplies and finished goods (the "Inventory");

          (i) all Contracts (the "Purchased Contracts"), including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements;

          (j) all trademarks, service marks, trade names, registered user names, patents, copyrights, technology, trade secrets, research records, designs, inventions, processes, know-how and all applications, registrations and licenses for any of the foregoing, and all associated trade and fictitious names if any and all other names under which the Business has been carried on in each case, whether or not registered or filed, and all symbols and logos utilized in connection with the Business or as all or part of a trade or corporate name relating to the Business or otherwise, including, without limitation, those listed on Schedule 2.1(j) (the "Intellectual Property");

          (k) all customer lists (the "Customer Lists");

          (l) all Pre-paid Expenses, credits, deferred charges, advance payments, security deposits and other prepaid items related to the Transferred Assets;

          (m) all rights, claims, credits, causes of action or rights of set-off against third parties related to the Transferred Assets or the Assumed Liabilities, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties and rights under insurance policies covering the Transferred Assets, other than in relation to liabilities that are the obligations of WAD and rights to sue for and remedies against past, present and future infringements of any Intellectual Property rights;

          (n) all trade accounts and notes receivable and payments for services as of the Closing Date which arose from the operation of the Business in the ordinary course prior to the Closing Date;

          (o) all books, records, manuals and other materials (in any form or medium), including, without limitation, all advertising materials, catalogues, price lists, correspondence, mailing lists, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, customer records, sales order files and litigation files;

          (p) to the extent their transfer is permitted by Law, all Governmental Approvals, including all applications therefor;

          (q) all guarantees, warranties, indemnities and similar rights in favor of WAD with respect to any Transferred Asset;

          (r) any and all of the databases, software, source codes, object codes, documentation, technical data, manuals, comments and instructions, and computer processes;

          (s) all goodwill related to the Business and any other intangible assets including without limitation all relationships with brokers and representatives relating to the sales, marketing, distribution or promotion of products manufactured in the Business;

          (t) all notes receivable, negotiable instruments and chattel paper as of the Closing Date;

          (u) to the extent provided in Section 5.16(c)(ii), the assets of WAD's 401(k) Plan;

          (v) financial assurance instruments, including, without limitation, letters of credit and surety or other bonds, related to permits and licenses, which shall be canceled at Closing; and

          (w) any and all other assets and rights that are not of the type or character referenced in Section 2.1(a)-(w) and which are used in, or are necessary for the continuation after the Closing Date of, the Business to the extent such assets are not Excluded Assets.

     2.2 Excluded Assets. Anything herein to the contrary notwithstanding, the Transferred Assets shall not include the following (the "Excluded Assets," together with Transferred Assets, collectively referred to as the "Assets"):

          (a) WAD's rights under this Agreement;

          (b) WAD's minute book and partnership records;

          (c) WAD's ledgers, journals and Tax Returns and any Tax Returns relating to the Business;

          (d) except as otherwise provided in Section 5.16, any assets relating to any benefits provided or plans maintained by WAD for any WAD employees;

          (e) all cash (including petty cash) in hand, cash equivalents and bank accounts as of the Closing Date;

          (f) Tax and other refunds and claims for refunds thereto with respect to Taxes paid or to be paid by WAD with respect to events occurring on or before the Closing Date and other rights and assets to the extent related to any of the Excluded Liabilities;

          (g) insurance policies or other insuring agreements of WAD, and all rights of every nature and description under or arising out of such policies or agreements, including the right to insurance proceeds, claims against insurers and similar rights;

          (h) any and all intercompany receivables or other obligations from Tyng, other than trade accounts receivable; and

          (i) any and all cash rebates from WAD's suppliers, whether received before or after the Closing, for raw materials purchased and delivered prior to Closing, except to the extent such raw materials are part of Inventory at Closing as raw materials, work-in-progress or finished goods.

     2.3 Purchase Price.

     2.3.1 Determination and Payment. In addition to assuming the Assumed Liabilities, Products shall pay to WAD, at Closing, $10,000,000 (collectively, the "Purchase Price") by wire transfer to the account designated by WAD on
Schedule 2.3.1.

     2.3.2 Allocation. The Purchase Price will be allocated as mutually agreed upon by the parties prior to Closing among the Transferred Assets by Products and WAD in accordance with the allocation set forth on Schedule 2.3.2. The parties agree that the form of the transaction, and the consideration therefor, provided for in this Agreement were arrived at on the basis of arm's-length negotiation between the parties and, to the extent permitted by applicable Law, that they will report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including, without limitation, in filings on IRS Form 8594) in a manner consistent with such allocation and that they will not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise.

     2.3.3 Proration of Certain Taxes. Real property, personal property and other ad valorem Taxes of WAD related to the Transferred Assets shall be allocated between Products and WAD on the basis of a daily proration and the net amount owing from Products to WAD or from WAD to Products on account of such proration shall be paid promptly upon written request by the party entitled to receive such payment. If an assessment for the tax period that includes the Closing Date (the "Current Period") has not been made by the time that payment is due under the preceding sentence, a tentative payment shall be made at that time based on the assessment for the immediately preceding tax period, and Products or WAD, as the case may be, shall make an appropriate adjusting payment within sixty (60) days following receipt of the assessment for the Current Period.

     2.4 Assumption of Liabilities. (a) In addition to the payment of the Purchase Price in accordance with Section 2.3, Products shall, by appropriate instruments to be executed and delivered at Closing (including, without limitation, an assumption agreement as described in Section 9.2), assume and agree to pay, perform and discharge in accordance with the terms thereof, when due, all of the liabilities and obligations of WAD on the Closing Date of whatever kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whenever arising, whether or not accrued, that are set forth on Schedule 2.4 (the "Assumed Liabilities").

     (b) Notwithstanding clause (a) above, the Assumed Liabilities shall not include any liability for the following:

          (i) any liabilities, obligations or commitments of WAD relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing or otherwise other than the Assumed Liabilities;

          (ii) any liabilities of WAD under any Environmental Laws or Environmental Claim, arising out of or in connection with the operation of the Business prior to the Closing Date;

          (iii) any liabilities under Contracts included in the Transferred Assets which by the terms of such Contracts were due or to be performed prior to Closing except where such Contracts or liabilities are expressly assumed by Products;

          (iv) any liabilities relating to WAD Employees relating to the Employee Benefit Plans, including without limitation, liabilities under ERISA, workers compensation laws or employment laws, except as provided in
     Section 5.16;

          (v) any liabilities relating to former employees of WAD;

          (vi) any liabilities arising out of any action, suit or proceeding based upon an event occurring or a claim arising (a) prior to the Closing Date or (b) after the Closing Date with respect to claims relating to products sold by WAD prior to the Closing Date including warranty and product liability claims;

          (vii) any Tax liabilities of WAD;

          (viii) any liabilities for indebtedness for money borrowed for indebtedness incurred by WAD or any of its Affiliates;

          (ix) any brokers' or finders' fees, or other liability of WAD for costs and expenses (including fees and expenses relating to professional advisors (legal, financial, accounting or otherwise)) incurred in connection with this Agreement (except as otherwise provided in Section 12.1);

          (x) any obligation or liability arising as a result of or whose existence is a breach of WAD's representations, warranties, agreements or covenants under this Agreement;

          (xi) any obligation or liability arising in connection with the Excluded Assets;

          (xii) any costs of curing any breach occurring or accruing on or prior to the Closing Date, with respect to any and all Contracts that are included in the Transferred Assets; and

          (xiii) any obligation or liability of WAD in respect of WAD's insurance policies.

     The foregoing liabilities set forth in clauses (i) through (xiii) are referred to herein collectively as the "Excluded Liabilities."

     2.5 Closing. On the terms and subject to the conditions of this Agreement, the closing of the Transaction (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York as promptly as practicable, but no later than two (2) Business Days following the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII (other than conditions which by their nature are to be satisfied at Closing, but subject to those conditions) or at such other time, date or place as Products and WAD may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     2.6 Nonassignable Contracts and Leases. In the case of any Governmental Approvals or any Contracts relating to the Business to which WAD or any of its Affiliates is a party which by their terms or by virtue of their subject matter are not assignable to Products without consent (but are assignable with consent) and which are not designated as Excluded Assets (collectively, the "Non-Assigned Contracts"), WAD agrees to use its reasonable best efforts to obtain, as soon as is reasonably practicable prior to the Closing Date, any written consents necessary to convey to Products the benefit thereof; provided, however, that reasonable best efforts shall not require the payment of any consideration therefor to the party from whom the consent or waiver is requested unless such payment is contemplated by such Non-Assigned Contract. In the event that any such consent is not obtained by the Closing Date, WAD agrees to use its reasonable best efforts to continue to obtain such written consent and to cooperate with Products so that Products can obtain the benefits of such Non-Assigned Contract until such consent is obtained; provided, however, that reasonable best efforts shall not require the payment of any consideration therefor to the party from whom the consent or waiver is requested unless such payment is contemplated by such Non-Assigned Contract. Nothing in this Agreement shall be construed as an attempt or an agreement to assign or cause the assignment of any Non-Assigned Contract unless such consent shall thereafter be given.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF WAD and SELLERs

     WAD and Sellers (but as to Sellers only with respect to those representations and warranties relating to Sellers) jointly and severally represent and warrant to Products except as set forth in the corresponding section or subsection of the document entitled the "WAD Disclosure Schedule" (the "WAD Disclosure Schedule"):

     3.1 Due Incorporation and Formation. WAD is duly formed, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on the Business as they are now being owned, leased, operated and conducted. WAD is qualified to do business and is in good standing as a foreign partnership in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses and operations transacted by it require qualification, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect. The States set forth on the WAD Disclosure Schedule are the only jurisdictions in which WAD is formed or qualified to do business. WAD has no Subsidiaries and has no investment in and does not hold any other direct or indirect economic, voting or management interest in any Person or directly or beneficially own any security issued by any other Person. Accurate and complete copies of the Certificate of Formation and the Agreement of Limited Partnership of WAD as currently in effect have been delivered to Products.

     3.2 Due Authorization. Each of WAD and Tyng has full power and authority to enter into this Agreement and to consummate the Transaction. The execution, delivery and performance by WAD and Tyng of this Agreement has been duly and validly approved by the board of directors, managers, general partners, members and stockholders, as the case may be, of each of WAD and Tyng, and no other actions or proceedings on the part of WAD or Tyng are necessary to authorize this Agreement or the Transaction. Each of WAD and each Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes (assuming due execution and delivery by Products) the legal, valid and binding obligation of each of WAD and each Seller, in each case enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     3.3 Consents and Approvals; Authority Relative to This Agreement. (a)
Schedule 3.3(a) of the WAD Disclosure Schedule sets forth all the consents, authorizations and approvals of, or filings and registrations with, any Governmental Authority or any other Person not a party to this Agreement that are necessary in connection with the execution, delivery and performance by WAD or each Seller of this Agreement or the consummation of the Transaction and identifies which of such consents, authorizations, approvals, filings and registrations will be conditions to the obligations of Products under Section
7.3 hereof under the heading "Condition Consents" and which are not conditions to the obligations of Products under the heading "Non-Condition Consents." The failure to obtain any such consent, authorization, approval, filing and registration listed under the heading "Non-Condition Consents" would not have, individually or in the aggregate, a Material Adverse Effect.

     (b) The execution, delivery and performance by WAD or each Seller of this Agreement does not and will not: (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the Transferred Assets or the Assumed Liabilities under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract that is a Purchased Contract; (iii) permit the acceleration of the maturity of any Indebtedness of WAD that is an Assumed Liability; or (iv) violate or conflict with any provision of any of the Certificate of Formation or Agreement of Limited Partnership, as the case may be, articles of organization, bylaws or similar organizational instruments of WAD or Tyng.

     3.4 Financial Statements; Undisclosed Liabilities; Other Documents. (a) Accurate and complete copies of the Tyng Financial Statements have previously been provided to Products. The Tyng Financial Statements consistently and fairly present the consolidated financial position, assets and liabilities of Tyng Textiles Group as of the dates thereof and the consolidated revenues, expenses and results of operations of Tyng Textiles Group for the periods covered thereby, in each case in accordance with GAAP. The Tyng Financial Statements have been prepared in accordance with the books and records of Tyng Textiles Group. The Tyng Financial Statements do not reflect any transactions which are not bona fide transactions. The Tyng Financial Statements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

     (b) Accurate and complete copies of the WAD Financial Information have previously been provided to Products. The WAD Financial Information consistently and fairly presents the financial position, assets and liabilities of WAD as of the dates thereof and the revenues, expenses and results of operations of WAD for the periods covered thereby, in each case in accordance with GAAP. The WAD Financial Information has been prepared in accordance with the books and records of WAD. The WAD Financial Information does not reflect any transactions which are not bona fide transactions. The WAD Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

     (c) The WAD Financial Information does not: (i) include any assets not intended to constitute a part of the Business or the Transferred Assets after giving effect to the Transaction (other than the Excluded Assets); (ii) include any liabilities other than the Assumed Liabilities and the Excluded Liabilities; or (iii) fail to present fairly the results of operations and financial condition of the Business as at its respective dates. The statements of income included in the WAD Financial Information (i) do not reflect the operations of any entity or business not intended to constitute a part of the Business after giving effect to all such transactions, (ii) reflect all costs that historically have been incurred by the Business and (iii) present fairly the results of operations of the Business for the periods indicated.

     3.5 No Material Adverse Effects; No Material Adverse Change. Since the Latest Financial Information Date, WAD has conducted the Business in the ordinary course consistent with past practices and has not:

          (a) suffered any Material Adverse Change (provided, that for the purpose of this Section 3.5(a), $125,000 in the aggregate shall be substituted for $25,000 individually in the definition of "Material Adverse Effect");

          (b) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, that for the purpose of this Section 3.5(b), $125,000 in the aggregate shall be substituted for $25,000 individually in the definition of "Material Adverse Effect");

          (c) taken any action or failed to take any action, or made any expenditure or failed to make any expenditure, or entered into or authorized any Material Contract or transaction, other than in the ordinary course of business and consistent with past practice;

          (d) sold, transferred, conveyed, assigned or otherwise disposed of any of the Transferred Assets or any of its other material assets or properties, except sales of Inventory in the ordinary course of business and consistent with past practice;

          (e) waived, released or canceled any claims against third parties or debts owing to it, or any rights which have any value, other than in the ordinary course of business and consistent with past practice pursuant to Contracts which are not Material Contracts with Persons that are not Affiliates of WAD;

          (f) made any changes in its accounting systems, policies, principles or practices;

          (g) entered into, authorized or permitted any transaction with any Seller or any Affiliate of WAD from the Latest Financial Information Date through the Closing Date, other than in the ordinary course of business and consistent with past practice;

          (h) made any borrowings, incurred any Indebtedness or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, indirectly or contingently) for the obligations or Indebtedness of any other

     Person, or made any payment or repayment in respect of any obligations or Indebtedness (other than accrued expenses in the ordinary course of business and consistent with past practice);

          (i) made any loans, advances or capital contributions to, or investments in, any other Person;

          (j) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of Continuing Employees, or increased in any manner the compensation or fringe benefits of any Continuing Employee or paid any benefit not required by any existing plan or arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (k) acquired or leased any assets outside the ordinary course of business or any assets which are material to WAD or made any property owned by WAD subject to any Lien other than a Permitted Lien;

          (l) authorized or made any capital expenditures which individually or in the aggregate are in excess of $25,000;

          (m) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

          (n) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against WAD or any of its officers, members, managers, employees or agents; or

          (o) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Material Contract.

     3.6 Title to Properties. WAD has good and marketable title to, is the lawful owner of (other than the Leased Real Property, and the leased assets under the leases set forth on the WAD Disclosure Schedule), and has the right to sell, transfer, assign and deliver to Products (except as to any Non-Assigned Contracts), all of the Transferred Assets, in each case, free and clear of any Liens except for Assumed Liabilities and Permitted Liens. At and as of the Closing Date, WAD will convey the Transferred Assets to Products by bills of sale, certificates of title and other instruments of assignment and transfer which will be effective to vest in Products, and Products will have, good and valid record and marketable title to, all of the Transferred Assets, free and clear of all Liens except for Assumed Liabilities and Permitted Liens.

     3.7 Condition and Sufficiency of Transferred Assets. WAD owns or leases all Transferred Assets and all other assets and rights used for the continued conduct of WAD's Business as conducted by WAD as of the date of this Agreement. All of the tangible Transferred Assets, whether real or personal, owned or leased (with respect to leased Transferred Assets, during the term of the lease therefor), have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations of the Business or have, individually or in the aggregate, a Material Adverse Effect on the resale value thereof. The Transferred Assets comprise all assets and services required for the continued conduct of the Business in the manner in which it is being conducted as of the date of this Agreement. The Transferred Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except Inventory sold, cash disposed of, accounts receivable collected, Prepaid Expenses realized, Contracts fully performed or properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business). Except for the Excluded Assets, there are no assets or properties included in the Transferred Assets and owned by any Person other than WAD that will not be leased or licensed to Products under valid, current leases or license arrangements (except to the extent any such lease or license is a Non-Assigned Contract).

     3.8 Real Property. Schedules 2.1(a) and 2.1(b) set forth an accurate and complete list of all Real Property and set forth, in the case of Owned Real Property, the address of each parcel and, in the case of Leased Real Property, the landlord and tenant for such lease. Accurate and complete copies of each deed, title insurance policy, survey and lease related to such Real Property have previously been provided to Products. With respect to Real Property to the Knowledge of WAD or any Seller:

          (a) the activities carried on by WAD in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning, environmental or health regulations or ordinance or any other similar Law; and

          (b) WAD has not used, deposited, stored or located at, on, under or beneath any Real Property or portion thereof, any Hazardous Material, including, without limitation, any asbestos, asbestos-containing materials, PCB compounds or other pollutants, or contaminants, except as would not reasonably be expected to give rise to a material Environmental Claim against or material liability of WAD.

     Except as set forth on the WAD Disclosure Schedule and other than Permitted Liens, WAD has good, clear, record and marketable fee simple title to the Owned Real Property, free and clear of all Liens, rights of first refusal, deeds of trust, ground leases, assessments, leases and tenancies, covenants, conditions, restrictions, easements or other encumbrances and free of encroachments onto or off of the Owned Real Property. All of the mortgages, deeds of trust, ground leases, security interests or similar encumbrances on the Owned Real Property are set forth on the WAD Disclosure Schedule (collectively, the "Mortgages"). Except as set forth on the WAD Disclosure Schedule, WAD as of the Closing shall have caused the release of such Mortgages or obtained the consent of the holder of any Mortgage if the transfer of the Owned Real Property to Products would otherwise cause a default under the Mortgage, and such transfer will not give the holder of any Mortgage any remedy, or the right to charge any premium or penalty.

     Other than Permitted Liens, WAD holds a good, clear, marketable, valid and enforceable leasehold interest in the Leased Real Property pursuant to the leases relating thereto, subject only to the right of reversion of the landlord or lessor in the Leased Real Property, free and clear of all subordinate interests, including, without limitation, Liens, rights of first refusal, deeds of trust, ground leases, assessments, subleases and subtenancies, covenants, conditions, restrictions, easements or other encumbrances, and free of encroachments onto or off of the Leased Real Property.

     There are no material defects in the physical condition of any improvements constituting a part of the Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair, have been well maintained and are free from infestation by rodents or insects. None of the Real Property is subject to special flood or mudslide hazards or within a 100 year flood plain. All water, sewer, gas, electric, telephone, drainage and other utilities required by Law or necessary for the current operation of the Real Property in connection with the Business have been installed and connected pursuant to valid permits, and are sufficient to service the Business as operated in the Real Property.

     WAD has received no written notice from any Governmental Authority of any violation of any Law or Permit issued with respect to any of the Real Property that has not been corrected heretofore, and no such violation exists which could have a Material Adverse Effect on the operation or value of any of the Real Property. All improvements constituting part of the Real Property have been completed and are now in compliance in all material respects with all applicable Laws and there are presently in effect all Permits required by Law.

     WAD has received no written notice of any pending or threatened real estate Tax deficiency or reassessment or condemnation of all or any portion of any of the Real Property.

     3.9 Personal Property. The WAD Disclosure Schedule sets forth an accurate and complete list of all of the tangible personal property included in the Transferred Assets having an original acquisition cost of $10,000 or more for each such item or group of related or similar items. The WAD Disclosure Schedule also sets forth all Contracts that are leases of such tangible personal property binding upon WAD and that are Purchased Contracts. All of such tangible personal property is presently utilized by WAD in the ordinary course of business.

     3.10 Inventory. Section 3.10 of the WAD Disclosure Schedule sets forth an itemized list of all Inventories of WAD as of June 30, 2001 and all reserves in connection therewith as of such date; and all such Inventories are of good, usable and merchantable quality subject to such reserves. The net value of such Inventories does not include the value of any obsolete, irregular, slow moving or discontinued items. Since June 30, 2001, no Inventory items have been sold or disposed of except through sales in the ordinary course of business and at gross margins consistent with past practice.

     3.11 Accounts Receivable. All accounts, notes receivable and other receivables included in the Transferred Assets are, and as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts and other allowances established in the ordinary course of business. All accounts, notes receivable and other receivables arising out of or relating to the Business as of the Latest Financial Information Date were included in the management prepared balance sheet of WAD (which is included in the WAD Financial Information) in accordance with GAAP consistently applied.

     3.12 Intellectual Property. The WAD Disclosure Schedule sets forth an accurate and complete list of all WAD Intellectual Property and all Intellectual Property used by WAD in the conduct of the Business as of the date hereof. With respect to such Intellectual Property and such WAD Intellectual Property:

          (a) All of the WAD Intellectual Property is owned by WAD free and clear of all Liens, and is not subject to any license, royalty or other agreement, and WAD has not granted any license or agreed to pay or receive any royalty in respect of any WAD Intellectual Property and all applicable fees relating thereto have been timely paid;

          (b) except for WAD Intellectual Property, all of the Intellectual Property used by WAD is the subject of a valid license, and all royalties and other fees to be paid by WAD with respect to such licenses are set forth on the WAD Disclosure Schedule;

          (c) no Intellectual Property has been or is the subject of any pending or, to the Knowledge of WAD or any Seller, threatened litigation claim of infringement or misappropriation in the United States or any foreign country, and WAD owns or possesses adequate rights for the remainder of the normal term of protection under Law of such WAD Intellectual Property to preclude any infringement;

          (d) to the Knowledge of WAD or any Seller, no Person is misappropriating or infringing the rights of WAD with respect to Intellectual Property owned or used by WAD;

          (e) to the Knowledge of WAD or any Seller, no party to any license or royalty agreement to which WAD is a party is in breach or default, and no written notice of termination has been given or is threatened;

          (f) to the Knowledge of WAD or any Seller, the Business as now being conducted by WAD does not infringe on or misappropriate any intellectual property or confidential or proprietary rights of any other Person in the United States or in any foreign country in which WAD has operated prior to the Closing Date, and WAD has not received any notice contesting its right to use any Intellectual Property; and

          (g) WAD owns or possesses adequate rights in and to all Intellectual Property necessary to conduct the Business as presently conducted.

     The Intellectual Property listed on Schedule 2.1(j) comprises all of the Intellectual Property necessary for Products to conduct and operate the Business as now being conducted by WAD.

     3.13 Contracts; No Default or Violations. (a) The WAD Disclosure Schedule sets forth an accurate and complete list of all the Contracts of the following types to which WAD is a party or by which it is bound, or to which the Transferred Assets or the Assumed Liabilities are subject:

          (i) any collective bargaining agreement, as well as any document modifying, terminating or extending such agreement and any letters of understanding or side agreements with respect to such agreements, in each case whether oral or written;

          (ii) any Material Contract with any Continuing Employee, or any Contract or other arrangement of any kind with any Affiliate of WAD;

          (iii) any Material Contract with a sales representative, manufacturer's representative, promoter, producer, sponsor, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Material Contract to act as one of the foregoing on behalf of any Person; any Material Contract of any nature which involves the payment or series of payments or receipt of cash or other property, an unperformed commitment, or goods or services, or any combination thereof having a value in excess of $10,000; any Contract pursuant to which WAD has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

          (iv) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of Real Property or personal property, loan commitment or other Contract or financing statements relating to Indebtedness, the borrowing of funds, an extension of credit or financing;

          (v) any Contract involving a partnership, joint venture or other cooperative undertaking in which WAD is a partner, joint venturer or the like;

          (vi) any Contract involving any restrictions with respect to the geographical area of operations or scope of the Business or any Continuing Employee;

          (vii) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for, or on behalf of, WAD, or WAD is granted the authority to act for, or on behalf of, any Person in connection with any of the Transferred Assets or the Assumed Liabilities;

          (viii) any Material Contract for which full performance thereof may extend beyond sixty (60) days from the Closing Date;

          (ix) any Material Contract (other than this Agreement) not made in the ordinary course of business which is to be performed in whole or in part at or after the Closing Date;

          (x) any Contract (other than this Agreement), whether or not fully performed, relating to any acquisition or disposition of any Transferred Assets, division or line of business of WAD;

          (xi) any Contract containing an option to purchase or sell any Transferred Assets, or containing any right of first refusal to acquire or sell any Transferred Assets;

          (xii) any Material Contract involving the licensing of any Intellectual Property from any third party and any Contract involving the licensing of WAD Intellectual Property by WAD to any third party; and

          (xiii) any Contract not specified above that is a Material Contract.

     (b) WAD has delivered or made available to Products accurate and complete copies of each Contract listed on the WAD Disclosure Schedule, and the WAD Disclosure Schedule contains a written description of each oral arrangement of the kind listed. (i) All such Contracts that are Purchased Contracts with any of WAD's or any of Sellers' Affiliates are on terms that are no less favorable to WAD than the terms that could have been obtained as of the date of such Contract from an unrelated third party; (ii) all such Contracts that are Purchased Contracts are valid and enforceable obligations of WAD and, to the Knowledge of WAD or any Seller, each other party thereto and are not subject to termination as a result of the Transaction provided that required consents to or approvals of the Transaction listed on Schedule 3.3(a) of the WAD Disclosure Schedule are received; and (iii) none of the Sellers nor WAD has received any notice of default or termination (or threatened termination) with respect to any such Contract.

     (c) WAD has not breached any provision of, nor is it in default under the terms of, its Certificate of Formation, Agreement of Limited Partnership or any Purchased Contract and no other party to any such Purchased Contract has breached such Contract or is in default (with or without notice or the passage of time, or both) thereunder.

     (d) WAD is in compliance with, and no violation exists under, any and all applicable Laws, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (provided, that for the purpose of this Section 3.13(d), $125,000 as an aggregate shall be substituted for $25,000 individually in the definition of "Material Adverse Effect");

     (e) No written notice from any Governmental Authority has been received by WAD (i) claiming any violation of any Law (including any building, zoning or other ordinance) which claimed violation has not been corrected, and any related liability (contingent or otherwise) resolved, prior to the date of this Agreement or (ii) requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

     3.14 Permits. The WAD Disclosure Schedule sets forth an accurate and complete list of all licenses, certificates, permits, franchises, rights, code approvals and private product approvals (together, the "Permits") that are held by WAD. WAD holds all Permits, whether federal, state or local, that are necessary for the lawful operation of the Business as presently conducted, except where the failure to hold or maintain any such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.15 Insurance. (a) The WAD Disclosure Schedule sets forth an accurate and complete list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to WAD, the Business or the Transferred Assets. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination has been received with respect to any such policy, except with respect to any such cancellation or termination that would not reasonably be expected to have a Material Adverse Effect. Such policies are sufficient for compliance with all requirements of Law and compliance with all Purchased Contracts, and valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business. WAD has not been refused any insurance with respect to the Transferred Assets or the Business, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years.

     (b) The WAD Disclosure Schedule sets forth an accurate and complete list of all claims which have been made by WAD in the last three (3) years under any workers' compensation, general liability, property or other insurance policy applicable to the Business or the Transferred Assets.

There are no pending or, to the Knowledge of WAD or any Seller, threatened claims under any insurance policy. Such claim information includes all available information with respect to each accident, loss, or other event, including (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date; and (iv) the amounts paid or expected to be paid or recovered.

     3.16 Employee Benefit Plans; ERISA. (a) The WAD Disclosure Schedule sets forth an accurate and complete list of all "employee pension benefit plans" as defined in Section 3(2) of ERISA ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans") and stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, and vacation plans, employment or consulting agreements, and all other employee benefit plans, programs, policies or arrangements, covering WAD employees (or former employees), maintained or contributed to by WAD or any of its ERISA Affiliates (as hereinafter defined) on behalf of WAD Employees, or to which WAD contributes or is obligated to make payments thereunder (collectively, the "Employee Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m), (o) or (t) of the Code including WAD.

     (b) WAD and each of the Pension Plans and Welfare Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws in connection with the Employee Benefit Plans.

     (c) All contributions to, and payments from, the Pension Plans that are required to have been made in accordance with the Pension Plans have been timely made.

     (d) Any Pension Plans intended to qualify under Section 401 of the Code have been determined by the IRS to be so qualified and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

     (e) Each Pension Plan that is not qualified under Code Section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. None of the Transferred Assets are allocated to or held in a "rabbi trust" or similar funding vehicle.

     (f) There are (i) no investigations pending by any governmental entity (including the Pension Benefit Guaranty Corporation (the "PBGC")) involving the Pension Plans or Welfare Plans, and (ii) no pending or, to the Knowledge of WAD or any Seller, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Plan or Welfare Plan, against the assets of any of the trusts under any Pension Plan or Welfare Plan or against any fiduciary of any Pension Plan or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan nor, to the Knowledge of WAD or any Seller, are there any facts that would give rise to any material liability.

     (g) None of WAD or any WAD Employee, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could result in a material tax or penalty on WAD under Section 4975 of the Code or Section 502(i) of ERISA.

     (h) With respect to any employee benefit pension plan subject to Section 412 of the Code or Section 302 of ERISA maintained by WAD or an ERISA Affiliate with respect to WAD Employees: (i) all contributions required to be made by WAD or any ERISA Affiliate under Section 302 of ERISA and Section 412 of the Code have been timely made, (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code, and (iii) no such plan has incurred an "accumulated funding deficiency" within the meaning of
Section 412(a) of the Code as of the end of the most recently completed plan year.

     (i) No employee benefit pension plan subject to Title IV of ERISA maintained by WAD or an ERISA Affiliate has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the thirty (30) day notice requirement has not been waived by the PBGC.

     (j) WAD has not incurred, and would not reasonably be expected to incur, liability under Title IV of ERISA with respect to the Employee Benefit Plans.

     (k) No Pension Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA.

     (l) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Products:
(i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the most recent Forms 5500, if applicable, (iv) the most recent IRS determination letter, if applicable and (v) the most recent actuarial report or valuation with respect to each Pension Plan subject to Title IV of ERISA.

     (m) None of the Welfare Plans maintained by WAD with respect to WAD Employees provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA"), or except at the expense of the participant or the participant's beneficiary. WAD and any ERISA Affiliates which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code with respect to WAD Employees or former employees have complied in all material respects with the COBRA notice and continuation requirements.

     (n) No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which WAD has received notice that such insurance company is in rehabilitation or a comparable proceeding.

     (o) As of the Closing, neither WAD nor any entity with which WAD could be considered a single employer under 29 U.S.C. Section 2101(a)(1) or under any relevant case law with respect to WAD Employees or former employees has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time.

     (p) Except pursuant to Section 5.16(c), the consummation of the Transaction will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of WAD.

     (q) The consummation of the Transaction will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of
Section 280G(b) of the Code.

     (r) WAD does not maintain or contribute to any plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States.

     3.17 Employment and Labor Matters. (a) WAD has no employment contract or consulting agreement currently in effect that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). The WAD Disclosure Schedule sets forth an accurate and complete list of all WAD Employees and their respective positions.

     (b) WAD (i) has never been nor is now subject to a union organizing effort with respect to WAD Employees, (ii) is not subject to any collective bargaining agreement, (iii) is not currently negotiating any collective bargaining agreement, mid-term bargaining agreement, effects bargaining agreement or plant closure agreement with respect to any WAD Employees, (iv) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization with respect to WAD Employees, and (v) has no current labor disputes with respect to WAD Employees. WAD has good labor relations, and has no Knowledge of any facts indicating that the consummation of the Transaction will have a Material Adverse Effect on such labor relations, and to the Knowledge of WAD or any Seller, no Continuing Employee intends to leave its employ as of the date of this Agreement.

     (c) WAD is in compliance with all Contracts relating to employment, employment practices, wages, hours and terms and conditions of employment of WAD Employees. WAD is in compliance with all applicable Laws with respect to employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

     3.18 Capital Improvements. The WAD Disclosure Schedule sets forth an accurate and complete list of all Transferred Assets that are purchases or other capital expenditures of WAD that have not been completed prior to the date hereof, and also sets forth the cost and expense reasonably estimated to complete such work and purchases.

     3.19 Taxes. (a) All federal, state, local and foreign income, partnership and other Tax Returns required to have been filed by WAD have been timely filed by or for WAD, or are subject to a valid extension of the filing date, for all periods through and including the Closing Date as required by applicable Law. All Taxes shown as due on all such Tax Returns and other filings, and all other Taxes of WAD, have been timely paid. Each such Tax Return and filing is accurate and complete in all material respects. The WAD Disclosure Schedule sets forth an accurate and complete list of such Tax Returns filed by WAD at any time after January 1, 1998; a copy of each such Tax Return has previously been provided to Products. WAD does not currently have nor will WAD have any additional liability for Taxes with respect to any such Tax Return or other filing heretofore filed or which was required by Law to be filed, other than (i) as reflected as liabilities in the WAD Financial Information; or (ii) liabilities which have arisen since the Latest Financial Information Date in the ordinary course of business of the Business consistent with past practice.

     (b) No material Tax Return of WAD is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by WAD. The WAD Disclosure Schedule sets forth an accurate and complete list of all Tax audits of WAD completed at any time after January 1, 1998 and an accurate and complete description in reasonable detail of any Tax audit or Tax claim with respect to WAD that was initiated but not completed in that time. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith and described on the WAD Disclosure Schedule.

     (c) All Taxes that WAD is required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of WAD Employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. All information returns required to be filed by WAD prior to the date hereof have been filed (and prior to the Closing Date will have been filed), and all statements required to be furnished to payees by WAD prior to the date hereof have been furnished (and prior to the Closing Date will have been furnished) to such payees, and the information set forth on such information returns and statements is accurate and complete in all material respects. The WAD Disclosure Schedule sets forth an accurate and complete description in reasonable detail of any Tax consulting services provided to or for the benefit of WAD at any time since January 1, 1998. WAD has engaged no independent contractors.

     (d) WAD is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

     3.20 Product Claims. The WAD Disclosure Schedule sets forth an accurate and complete list of all notices, demands, claims, actions, notices of violation or investigation or classes of claims or lawsuits involving any product manufactured, produced, distributed or sold by or on behalf of WAD (a "Product") that are pending or, to the Knowledge of WAD or any Seller, threatened by or on behalf of any Governmental Authority or any direct or indirect purchaser of any Product resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn or from any breach of express or implied specifications or warranties or representations. There has not been, nor is there under consideration or investigation by WAD, any recall, rework, retrofit or post-sale warning concerning any Product or, to the Knowledge of WAD or any Seller, any recall conducted by or on behalf of any entity involving any Product.

     3.21 Environmental Matters. (a) (i) WAD is in compliance in all material respects with all Environmental Laws applicable to the properties, assets and business of WAD and possesses and complies in all material respects with all Environmental Permits required under such Environmental Laws, and (ii) there are no present or past events, conditions, circumstances, practices or plans that have been asserted in writing to have violated any Environmental Law which have not been corrected and any and all related liability (contingent or otherwise) resolved, prior to the date of this Agreement or that could reasonably be expected to materially increase the burden on WAD of complying with Environmental Laws or of obtaining, renewing or complying with all Environmental Permits required under Environmental Laws in order to conduct the Business as currently conducted;

     (b) (i) WAD has not received any Environmental Claim and (ii) there is no pending or, to the Knowledge of WAD or any Seller, threatened Environmental Claim against WAD or any Environmental Claim pending or, to the Knowledge of WAD or any Seller, threatened against any entity for which WAD may be liable;

     (c) There are no Hazardous Materials or other conditions at, under or emanating from any property or facility owned, leased or operated by WAD now or in the past that could reasonably be expected to give rise to a material Environmental Claim against or material liability of WAD;

     (d) (i) No property owned, leased or operated by WAD is (A) listed or proposed for listing on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), or (B) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated under CERCLA or (C) listed on any comparable list promulgated or published by any Governmental Authority (including, without limitation, any such list relating to gasoline or petroleum or oil) and (ii) no Lien has been recorded under any Environmental Law with respect to any property, facility or asset owned, leased or operated by WAD;

     (e) WAD has not assumed, contractually or by operation of Law, any liabilities or obligations of any third party under any Environmental Law;

     (f) The execution and delivery of this Agreement and the consummation of the Transaction and the exercise by Products of rights to own the Transferred Assets and operate the Business (i) will not affect the validity or require the transfer of any Environmental Permits held by WAD under any Environmental Law and (ii) will not require any notification, disclosure, registration, reporting, filing, or investigatory, remedial, removal or other response action under any Environmental Law; and

     (g) The WAD Disclosure Schedule sets forth an accurate and complete list of all Environmental Reports in the possession or control of WAD relating to its businesses and operations. A copy of each such Environmental Report has previously been provided or made available to Products.

     3.22 Litigation. (a) There are no actions, suits, claims, notices of potential claims, requests for accommodation, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of WAD or any Seller, threatened against or affecting any of the Transferred Assets, WAD, or any WAD Employee in their capacity as such, relating to the Business, and there are no facts or circumstances which would reasonably be expected to give rise to any of the foregoing. Any proceeding pending or, to the Knowledge of WAD or any Seller, threatened against WAD is fully covered by insurance policies (or other indemnification agreements with third parties) and is being defended by the insurers (or such third parties), subject to such deductibles as are set forth on the WAD Disclosure Schedule. The Transferred Assets and the Assumed Liabilities are not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The Transferred Assets and the Assumed Liabilities are not subject to any agreement to settle or compromise any proceeding pending or, to the Knowledge of WAD or any Seller, threatened against WAD or the Business which involves any obligation other than the payment of money or for which WAD has any continuing obligation.

     (b) There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of WAD or any Seller, threatened by or against WAD, any of WAD Employees or the Transferred Assets or the Business with respect to this Agreement, or in connection with the Transaction, and WAD has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

     3.23 No Conflict of Interest. No Seller nor any of its Affiliates has or claims to have any direct or indirect interest in any of the Transferred Assets or the Business except in the case of each Seller as record and beneficial owner of the outstanding partnership interests in WAD.

     3.24 Brokers. Neither WAD nor any Seller has used any broker or finder in connection with the Transaction, and neither Products nor any Affiliate of Products has or shall have any liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by WAD or any Seller in connection with this Agreement or the Transaction.

     3.25 Customers and Suppliers. Since January 1, 2000, none of the top five customers of or top ten suppliers (including subcontractors thereof) to WAD, in each case measured by dollar volume for the twelve months ended as of December 31, 2000, has (i) notified any Seller or WAD that it intends to discontinue its relationship with WAD, (ii) notified any Seller or WAD that it intends to reduce its trading with or provision of supplies to WAD or (iii) materially changed the terms on which it is prepared to purchase from, trade with or supply WAD. The WAD Disclosure Schedule sets forth an accurate and complete list of each Material Contract with the customers and suppliers of WAD. Copies of each such Material Contract and of each standard business agreement (i.e., purchase orders, invoices and the like) used by WAD have previously been provided or made available to Products.

     3.26 WAD Disclosure Schedule. WAD has previously provided or made available to Products accurate and complete copies of each document listed or referred to on the WAD Disclosure Schedule.

     3.27 Operation of the Business. No part of the Business is operated by WAD through any other Person.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF products

                  Products represents and warrants to WAD that:

     4.1 Existence and Power. Products is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to conduct its business and operations as they are now being owned, leased, operated and conducted.

     4.2 Due Authorization. Products has full power and authority to enter into this Agreement and to consummate the Transaction. The execution, delivery and performance by Products of this Agreement has been duly and validly approved by the board of directors of Products and no other actions or proceedings on the part of Products are necessary to authorize this Agreement and the Trans-action. Products has duly and validly executed and delivered this Agreement. This Agreement constitutes (assuming due execution and delivery by WAD and each Seller) the legal, valid and binding obligation of Products, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     4.3 Consents and Approvals; Authority Relative to This Agreement. No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Products of this Agreement or the consummation of the Transaction.

     4.4 No Violation of Other Instruments or Laws. The execution, delivery and performance by Products of this Agreement does not (a) violate, breach or constitute any material event of default, or result in the acceleration of any material obligation, under any Material Contract, order, writ, injunction, arbitration award, judgment or decree to which Products is a party or by which it is bound; or (b) violate any Law.

     4.5 Brokers. Products has not used any broker or finder in connection with the Transaction, and neither WAD nor any Affiliate of WAD has or shall have any liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by Products in connection with the Transaction.

                                    ARTICLE V

                                    COVENANTS

     Each party hereto covenants and agrees, to the extent applicable to such party (and as to WAD, except as set forth in the corresponding section or subsection of the WAD Disclosure Schedule) that:

     5.1 Implementing Agreement. On the terms and subject to the conditions hereof, from and after the date hereof, each party hereto shall use its commercially reasonable efforts to take all action required of it to fulfill its obligations under the terms of this Agreement, and to facilitate the consummation of the Transaction. Each party hereto agrees that it shall not, directly or indirectly, take any action (or refrain from taking any action) that would have the effect of preventing or disabling such party's performance of its obligations under this Agreement.

     5.2 Access to Information and Facilities. From and after the date hereof, WAD shall give Products and Products' representatives reasonable access during WAD's normal business hours to all of the facilities, properties, books, Contracts, commitments and records which relate to the Transferred Assets and the Assumed Liabilities, and shall be available to Products and its representatives and shall give reasonable access to Products and its representatives, WAD's officers, managers and employees, as Products and its representatives, in each case, shall from time to time reasonably request.

     5.3 Consents and Approvals. (a) Each party hereto shall use its commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the Transaction, including all consents and approvals referred to in the WAD Disclosure Schedule. Each of WAD, each Seller and Products shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made by it prior to the Closing Date by, or on behalf of, any such party pursuant to any applicable Law or Contract in connection with this Agreement and the Transaction.

     (b) If WAD, despite its reasonable best efforts, is unable to obtain any consent, authorization or approval listed on Schedule 3.3(a) of the WAD Disclosure Schedule under the heading "Non-Condition Consents" with respect to any Contract or Permit, WAD shall cause Products to receive the benefits of such Contract or Permit, provided that Products shall, at WAD's option, either reimburse WAD for reasonable out-of-pocket costs incurred by WAD or its Affiliates in providing Products the benefits of such Contract or Permit or pay such costs directly promptly after, or when, as the case may be, such costs are incurred or owing, as the case may be. Products' obligations to WAD with respect to such Contracts shall be equivalent in all applicable respects to WAD's obligations to the other party or parties to such Contracts.

     5.4 Retention of Certain Employees. Prior to the Closing Date, WAD shall use its commercially reasonable efforts in cooperation with Products to bring about each Key Employee's agreement to be employed by Products following the Closing Date. WAD shall promptly notify Products whenever WAD becomes aware or reasonably believes that any Continuing Employee intends to leave its employ.

     5.5 Supplemental Information. From time to time after the date hereof, each party shall promptly disclose in writing to the other party any matter hereafter arising which, if existing, occurring or known as of the date hereof or the Closing Date would have been required to be disclosed to Products or which would render inaccurate any of the representations, warranties or statements of such party set forth in Article III or IV, as the case may be. No information provided to a party pursuant to this Section 5.5 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

     5.6 Use of Name. From and after the Closing Date, WAD agrees that it shall not, and that it shall cause its Affiliates not to, directly or indirectly, use in any manner any trade name, trademark, service mark, logo, or other name owned or used by WAD, or any trade name, trademark, service mark, logo, or other name that is similar thereto in sound or appearance, in each case other than those which constitute the Excluded Assets.

     5.7 Termination of Certain Agreements. WAD and each Seller shall, and shall cause their respective Affiliates to, effective as of the Closing, without any cost to Products, terminate, rescind, cancel and render void and of no effect any and all Contracts between WAD, on the one hand, and any Affiliates of WAD or such Seller, on the other hand, which relate to the Business or the Transferred Assets.

     5.8 Transfer Taxes. (a) WAD shall be responsible for the timely payment of, and shall indemnify and hold harmless Products against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, real property gains or transfer, excise, recording, license and other similar taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.

     (b) As between WAD, on the one hand, and Products, on the other hand, the party that has the primary responsibility under applicable Law for filing any Tax Return required to be filed in respect of Transfer Taxes shall prepare and timely file such Tax Return; provided that such party's preparation of such Tax Return shall be subject to the other party's approval, which approval shall not be withheld unreasonably.

     (c) Products and WAD will cooperate with each other in attempting to minimize Transfer Taxes.

     5.9 Confidentiality. Each party hereto agrees that they shall hold in confidence, shall not disclose to any third party and shall not use for their own benefit or for the benefit of any other Person any Confidential Information, knowledge or data which has been or will be disclosed pursuant to this Agreement or in connection with the Transaction by the other party in any manner, including, but not limited to, orally or in writing concerning the business or affairs of such other party or its Affiliates, in each case, except as required or permitted by this Agreement to fulfill its obligations, or exercise its rights, hereunder. Access to any such Confidential Information, knowledge or data of the disclosing party shall be limited to those officers, employees, advisors and agents to the recipient who need to know it in connection with the purposes specified above and who agree to be bound by provisions similar to this
Section 5.9.

     The obligations of confidentiality, nondisclosure and nonuse in this
Section 5.9 shall not apply to Confidential Information, knowledge or data which is or becomes generally available to the public through no act in contravention of this Agreement; or to Confidential Information, knowledge or data which is received by the recipient on a non-confidential basis from a third party entitled to make disclosure thereof; or in the case of Products and its Affiliates after the Closing, Confidential Information, knowledge or data relating to the Business or affairs of WAD disclosed pursuant to this Agreement.

     If a party either reasonably determines that it is required to disclose any Confidential Information, knowledge or data of the other party pursuant to applicable law or receives any demand under lawful process from a court of competent jurisdiction to disclose or provide Confidential Information, knowledge or data of the other party that is subject to the confidentiality provisions hereof, such party shall provide reasonable prior written notice of the same to the other party and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the party that receives such request may thereafter disclose or provide Confidential Information, knowledge or data to the extent required by such law or by lawful process.

     The parties hereto agree that, upon the request of the disclosing party, they shall immediately deliver to such disclosing party all papers, books, manuals, lists, correspondence and documents (in electronic format or otherwise) containing or relating to the Confidential Information, together with all copies thereof unless ownership thereto has transferred pursuant to this Agreement. All Confidential Information disclosed pursuant to this Agreement by any party shall be and remain the property of the disclosing party, except to the extent it constitutes a Transferred Asset ownership of which has been transferred pursuant to this Agreement.

     5.10 Publicity. Each of WAD, each Seller and Products agree that no public release or announcement concerning this Agreement and the Transaction shall be issued without the prior consent of the other parties, except as such release or announcement may be required by Law or the rules or regulations of any securities exchange; provided that, prior to issuing any such release, the issuing party shall provide each other party in interest with a reasonable opportunity to review such release.

     5.11 Preservation of Business. From and after the date hereof until the Closing Date, except as otherwise required by this Agreement, WAD shall operate the Business only in the ordinary and usual course of business and consistent with past practice of the Business, and shall use its commercially reasonable efforts to (a) preserve intact the present business organization and personnel of WAD and maintain the Transferred Assets in good repair, working order and operating condition, subject only to ordinary wear and tear; (b) preserve the goodwill and advantageous relationships of WAD with customers, suppliers, independent contractors, managers, employees and other Persons material to the operation of the Business; (c) preserve in full force and effect its Permits; and (d) not permit any action or omission that would cause any of the representations or warranties of WAD contained herein to become inaccurate or any of the covenants of WAD to be breached. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, WAD shall not with respect to the Business, the Transferred Assets or the Assumed Liabilities, without the prior written consent of Products, except as required by this
Agreement:

          (i) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value, other than in the ordinary course of business and consistent with past practice of the Business pursuant to Contracts which are not Material Contracts with Persons that are not Affiliates of WAD or any Seller;

          (ii) make any changes in its accounting systems, policies, principles or practices;

          (iii) enter into, authorize or permit any transaction with any Seller or any Affiliate of Seller other than in the ordinary course and consistent with past practice;

          (iv) make any borrowings, incur any Indebtedness or assume, guarantee, endorse other than in the ordinary course of business and consistent with past practice, or otherwise become liable (whether directly, indirectly or contingently) for the obligations or Indebtedness of any other Person, or make any payment or repayment in respect of any obligations or Indebtedness (other than in the ordinary course and consistent with past practice) to the extent that any of the foregoing would be included in the Assumed Liabilities;

          (v) make any loans, advances or capital contributions to, or investments in, any other Person;

          (vi) except as may be required pursuant to this Agreement, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any WAD Employees, or increase in any manner the compensation or fringe benefits of any WAD Employees or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (vii) sell, transfer or assign any of the Transferred Assets, other than the sale of Inventory in the ordinary course of business and consistent with past practice or acquire or lease any assets outside of the ordinary course of business or any assets that are material to WAD and that would be required to be included in the Transferred Assets or make any Transferred Asset subject to any Lien whatsoever other than a Permitted Lien;

          (viii) authorize or make any capital expenditures which individually or in the aggregate are in excess of $25,000;

          (ix) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

          (x) pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against WAD or any of its directors, officers, employees or agents;

          (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or repay or discharge any Indebtedness other than (a) as required by the instruments evidencing the claims, liabilities, obligation or Indebtedness and (b) the payments, discharges or satisfactions, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Latest Financial Information or subsequently incurred in the ordinary course of business and consistent with past practice or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than collection in the ordinary course, in each case, which relate to or affect the Business, the Transferred Assets or the Assumed Liabilities;

          (xii) terminate, modify, amend or otherwise alter or change any of the terms or provisions of any Material Contract, or pay any amount not required by Law or by any Material Contract;

          (xiii) agree to any repricing, giveback or discount pursuant to or in connection with any Material Contract; or

          (xiv) take any action, or refrain from taking any action, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     5.12 Tax Matters. (a) After the Closing Date, each of Products and WAD shall (and shall cause their respective Affiliates to) (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing, and (ii) cooperate fully in preparing for any audits of, or disputes with any tax authority regarding any Tax to the extent such audit or dispute (y) relates to or arises from the Transaction or the conduct of the business of WAD or the Business or (z) would reasonably be expected to have an impact on WAD or any of its Affiliates, in the case of an audit or dispute involving Products or any of its Affiliates, or Products or any of its Affiliates, in the case of an audit or dispute involving WAD or any of its Affiliates. WAD shall not dispose of any Tax work papers, books or records relating to WAD during the six (6) year period following the Closing Date, and thereafter, if Products provides notice of this requirement within six (6) months of the end of the six (6) year period, WAD shall give Products reasonable written notice before disposing of such items.

     (b) Notwithstanding any other provision of this Agreement, WAD shall indemnify each Products Indemnified Party from and against and in respect of any and all Losses incurred by such Products Indemnified Party, which may be imposed on, sustained, incurred or suffered by or assessed against such Products Indemnified Party, directly or indirectly, to the extent relating to or arising out of any liability for Taxes imposed on WAD for any taxable year or period and any Taxes otherwise resulting from the Transaction.

     5.13 Maintenance of Insurance. WAD shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist prior to the Closing Date.

     5.14 Non-Compete. None of WAD, Sellers or any of their respective present or future Subsidiaries or Affiliates or the Individual Sellers or any of their present or future Affiliates shall during the period beginning from the Closing Date and ending on the later of the (i) fifth anniversary of the Closing Date and (ii) termination of the Supply Agreement (the "Non-Compete Period"), directly or indirectly, on its or his own behalf, or on behalf of any other
Person:

          (a) acquire or own in any manner any interest in any Person (other than Parent or its Affiliates) that is engaged in the business of package dyeing yarn, or dyeing fabrics, for use in the automotive industry;

          (b) engage, through or in connection with any Person (other than Parent or its Affiliates) in, or compete in any way, with the business of package dyeing yarn, or dyeing fabrics, for use in the automotive industry;

          (c) be employed in any capacity by, serve as an employee, agent or officer or director of, serve as a consultant or advisor to, or otherwise participate in the management or operation of, any Person (other than Parent or its Affiliates) which engages in, or competes in any way with, the business of package dyeing yarn, or dyeing fabrics, for use in the automotive industry;

          (d) solicit, entice or induce any employee, agent, officer or director of Products or any of its present or future Subsidiaries or Affiliates to terminate his or her employment or other relationship with Products or any of its present or future Subsidiaries or Affiliates, as the case may be, provided, however, that with respect to any third party which is not an Affiliate of McCallum and which is the successor to all or substantially all the assets of WAD, the application of this clause (d) shall be limited to the individuals who are Continuing Employees;

          (e) knowingly solicit, entice or induce any vendor or solicit, entice or induce any customer, in each case, of Products or any of its present or future Subsidiaries or Affiliates to terminate or diminish its relationship with Products or any of its present or future Subsidiaries or Affiliates, as the case may be; or

          (f) assist others engaging in the conduct described in the foregoing clauses (a) through (e).

     Nothing in Section 5.14(a) or (f) shall prohibit, during the Non-Compete Period, (i) each Seller, each of their respective Subsidiaries and Affiliates, and WAD from (A) owning capital stock of Parent, (B) owning in the aggregate for all such Persons not in excess of five percent (5%) of the out-standing equity interests of any other publicly traded company that is engaged in the business of manufacture of automotive fabrics (provided that each shall nonetheless remain subject to the restrictions described in clauses (b) through
(f), inclusive, above with respect to such investment) in this clause (B), or
(C) participating as investors in Heartland. Nothing in Section 5.14(b), (c) or
(f) shall prohibit (i) Sellers, their Affiliates and WAD from complying with their obligations under and enjoying the benefits of the Supply Agreement, or any other agreement among WAD or any of Sellers and Products, Parent or any Subsidiary or Affiliate of Products or Parent, and (ii) E. McCallum from serving as a director of or consultant to Parent or Products or any of their respective Subsidiaries or Affiliates from time to time.

     5.15 Non-Disparagement. None of WAD or Tyng or any of their respective Subsidiaries or Affiliates or the Individual Sellers or any of their Affiliates shall at any time following the date of this Agreement make any statements in writing or otherwise that disparage the reputation or character of Products or any of its present or future Subsidiaries, Affiliates or divisions or any of its directors, officers, employees or stockholders at any time for any reason whatsoever, except that nothing in this Section 5.15 shall prohibit the respective directors, officers, employees or partners of WAD, Tyng or each of the Individual Sellers from giving truthful testimony on any litigation or administrative proceedings either between each Seller or WAD on the one hand and Products on the other hand, or in connection with which each Seller or WAD or such director, officer, employee or partner is required by law to give testimony.

     5.16 Personnel Matters.

     (a) Employees and Employee Benefit Plans. (i) Subject to Section 5.16(d), effective as of the Closing, Products will, or will cause one of its Subsidiaries or Affiliates to, offer employment to each active employee of WAD (including, without limitation, employees taking advantage of the Family and Medical Leave Act of 1993 but excluding inactive employees of WAD who are not actively employed on the Closing Date due to a short-term disability or other illness or injury and who within six months after the Closing Date become eligible under WAD's applicable long-term disability plans without an intervening return to active employment, and excluding former employees of WAD who, as of the Closing Date, are on a long-term disability leave) ("WAD Employees") identified on the WAD Disclosure Schedule (such identified WAD Employees, the "Continuing Employees") commencing as of the Closing Date with compensation that is substantially equivalent to the compensation of such Continuing Employee immediately prior to the Closing.

     (ii) The WAD Disclosure Schedule shall separately identify all employees of WAD who are not actively employed on the Closing Date due to a short-term disability or other illness or injury on the Closing Date.

     (iii) Products agrees that, under any employee benefit plan made available or established after the Closing Date, Continuing Employees will receive credit for their years of service with WAD or any of its Affiliates prior to the Closing Date in determining eligibility and vesting thereunder, and in determining the amount of benefits under any applicable sick leave, vacation or severance plan. Products will, or will cause one of its Subsidiaries or Affiliates to, cover Continuing Employees as of the end of the Benefits Transition Period (as defined in Section 5.16(g) below) under a group health plan and waive any preexisting condition limitations applicable to Continuing Employees under any group health plan made available to Continuing Employees to the extent that a Continuing Employee's condition would not have operated as a preexisting condition limitation under any applicable group health plan of or sponsored by WAD or any of its Affiliates prior to the Closing Date, and Products will, or will cause one of its Subsidiaries or Affiliates to, take all action necessary to ensure that Continuing Employees are given full credit for all co-payments and deductibles incurred under any group health plan for the plan year that includes the end of the Benefits Transition Period.

     (b) Assumption of Obligations. (i) Except as set forth in Section 5.16(g), effective as of the Closing, Products will, or will cause one of its Subsidiaries or Affiliates to, assume and be solely responsible for all liabilities and obligations relating to termination (actual or constructive) of employment by Products or any of its Subsidiaries or Affiliates of any Continuing Employee after the Closing Date. WAD will retain and be solely responsible for all liabilities and obligations relating to termination (actual or constructive) of employment of any WAD Employee (or other employee of any Subsidiary or Affiliate of WAD) occurring on or prior to the Closing Date (including those employees deemed terminated because they are not required to be rehired by Products or its Subsidiary or Affiliate under Section 5.16(a)), and Products will have no liability with respect to thereto.

     (ii) Effective as of the Closing, Products will, or will cause one of its Subsidiaries or Affiliates to, assume and be solely responsible for all liabilities and obligations of WAD with respect to Continuing Employees for accrued wages, recorded vacation or sick pay, (including any claims for such benefits incurred but not reported), but only to the extent taken into account in the determination of Working Capital at the Closing Date.

     (iii) Subject to Section 5.16(g) below, WAD shall have sole responsibility, liability and obligation to provide Continuing Employees and their qualified beneficiaries with continuation coverage (within the meaning of Section 4980B(f)(2) of the Code) under each Employee Benefit Plan that is a group health plan ("COBRA Coverage"), and any liability or obligation relating to such coverage, with respect to "qualifying events" (within the meaning of Section 4980B(f)(3) of the Code) that occur on or prior to the Closing Date including without limitation any liability or obligation to provide such WAD Employees with the notice required under Section 4980B(f)(6) of the Code with respect to qualifying events that occur as a result of the Transaction. Products shall have sole responsibility, liability and obligation to provide Continuing Employees and their qualified beneficiaries with COBRA Coverage, and any liability or obligation relating to such coverage, with respect to qualifying events that occur after the Closing Date.

     (c) Retirement Plans. (i) As of the Closing, WAD will cause Continuing Employees to be fully vested in their accrued benefits under the Tyng Profit Sharing Retirement and Personal Savings Plan ("WAD's 401(k) Plan") and the Joan Fabrics Factory Hourly and Office Employee's Pension Plan and Trust ("WAD's Defined Benefit Plan" and, collectively, "WAD's Retirement Plans"). Neither Products nor any of its Subsidiaries or Affiliates will assume any liabilities or obligations with respect to WAD's Retirement Plans (except as provided in subparagraph (ii) below), which will be retained by WAD, or with respect to any claims made with respect to benefits allegedly payable thereunder.

     (ii) As soon as practical after the Closing, and following (A) delivery by Products to WAD of a favorable IRS determination letter regarding a defined contribution plan of Products (the "Products 401(k) Plan") or an opinion, reasonably satisfactory to WAD, of Products' counsel to the effect that the terms of the Products 401(k) Plan and its related trust qualify, as to form, under Section 401(a) and Section 501(a) of the Code, and (B) delivery by WAD to Products of a favorable IRS deter-mination letter regarding WAD's 401(k) Plan or an opinion, reasonably satisfactory to Products, of WAD's counsel to the effect that the terms of WAD's 401(k) Plan and its related trust qualify, as to form, under Section 401(a) and
Section 501(a) of the Code, WAD shall cause the trustee of WAD's 401(k) Plan to transfer all of the assets and liabilities thereof attributable to Continuing Employees to the Products 401(k) Plan. Unless otherwise agreed by WAD and Products, the assets to be transferred shall be cash and promissory notes for loans made to Continuing Employees.

     (d) Employment Terminations and Plan Amendments. Subject to Products' obligations under Purchased Contracts, no provision of this Section 5.16 will limit Products' or any of its Subsidiaries' or Affiliates' right and authority to discontinue, suspend or modify the employment of any Continuing Employee or benefits provided to any or all Continuing Employees after the Closing.

     (e) Cease Participation in WAD's Plans. Effective as of the end of the Benefits Transition Period, Continuing Employees shall cease active participation in all Continuing Benefits. Effective as the Closing Date, Continuing Employees shall cease active participation in all Employee Benefit Plans.

     (f) Welfare Plans. Effective as of the end of the Benefits Transition Period, Products shall maintain group welfare plans as defined in Section 3(1) of ERISA for the benefit of Continuing Employees and their dependents and beneficiaries. Subject to Section 5.16(g) below, WAD shall retain responsibility for all medical or dental services incurred on or prior to the end of the Benefits Transition Period and Products shall retain responsibility for claims incurred after the end of the Benefits Transition Period. For purposes of the preceding sentence, a claim shall be deemed to have been incurred on the date on which medical or other treatment or service was rendered and not the date of inception of the related illness or injury or the date of submission of a claim related thereto; provided that in the case of a claim involving hospitalization, all expenses incurred during a continuous hospital stay shall be deemed to be one claim and shall be deemed to have been incurred on the first day of such hospital stay.

     (g) Benefits Transition Period. WAD shall continue to make available during the Benefits Transition Period (as defined below) to Continuing Employees the medical, dental, life insurance, disability, cafeteria and flexible spending account plans, but not the WAD's 401(k) Plan, provided by WAD or its Affiliates and available to Continuing Employees immediately prior to the Closing Date (the "Continuing Benefits"). The Benefits Transition Period shall commence on the Closing Date and end on the earlier of a date specified by Products or December 31, 2001. Products shall pay to WAD, or any administrative representative of WAD, all premium rates, plan contributions and other costs payable for the Continuing Benefits with respect to Continuing Employees during the Benefits Transition Period, plus any third party administrative service fees directly related to such premiums, costs or contributions incurred by WAD in connection with the Continuing Benefits for Continuing Employees during the Benefits Transition Period.

     (h) Disability. WAD shall continue to be responsible, in accordance with its applicable long-term disability plans, for all disability income benefits and other applicable benefits payable to inactive employees or former employees who are not Continuing Employees.

     (i) Employee Information. Each of WAD and Products will provide the other, in a timely manner, any information with respect to any WAD Employee's or former employee's employment with and compensation from WAD, any of its Affiliates or Products or any of its Subsidiaries or

Affiliates, as the case may be, or rights of benefits under any employee benefit plan or arrangement which the other party hereto may reasonably request.

     (j) W-2 Matters. Pursuant to the alternate procedure described by Revenue Procedure 96-60, Products will assume WAD's entire obligation to furnish Forms W-2 for the year ending December 31, 2001 to Continuing Employees. WAD will provide Products the information not available to Products and relating to periods ending on the end of the Benefits Transition Period necessary for Products to prepare and distribute Forms W-2 to Continuing Employees for the year ending December 31, 2001, which Forms W-2 will include all remuneration earned by Continuing Employees from WAD and Products during the year ending December 31, 2001, and Products will prepare and distribute such Forms. WAD will indemnify, defend and hold harmless Products against any fines or penalties to the extent resulting from WAD's provision of incorrect information pursuant to this Section 5.16(j).

     (k) VEBA. Neither Products nor any of its Subsidiaries or Affiliates will assume any liabilities or obligations with respect to the Joan Fabrics voluntary employees' beneficiary association ("VEBA").

     5.17 WAD Financial Statements. WAD shall prepare, in cooperation with Products and deliver to Products, (i) by August 31, 2001 audited financial statements of WAD for each of the three fiscal years of WAD ended June 30, 2001, 2000 and 1999, (ii) if determined subsequent to August 31, 2001 to be necessary or advisable as soon as practical after such determination, an unaudited statement of financial position for the interim period ended September 30, 2001 and unaudited statements of income and cash flows for the interim period ended September 30, 2001 and the corresponding period in 2000, in each case prepared in accordance with GAAP consistently applied for the periods presented and with the accounting requirements and the published rules and regulations of the SEC applicable to a registration statement relating to an offering of debt securities, and to comply with the requirements of Form 8-K under the Exchange Act (the "WAD Financial Statements"); and (iii) shall, in connection therewith, cause its independent accountants to deliver an unqualified audit report with respect to the audited consolidated financial statements included in the WAD Financial Statements prepared in accordance with the requirements and the published rules and regulations of the SEC applicable to a registration statement relating to an offering of debt securities.

     5.18 EPCRKA. Products shall prepare and file such Form R Report as may be required pursuant to Section 313 of the Emergency Planning and Community Right-to-Know Act with respect to the Owned Real Property for the calendar year ending December 31, 2001.

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

     The obligations of Products, each Seller and WAD to consummate the Transaction are subject to the satisfaction of the following conditions:

     6.1 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened, and no event or circumstance shall have occurred, (a) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that, for the purpose of this Section 6.1, $125,000 as an aggregate shall be substi-tuted for $25,000 individually in the definition of Material Adverse Effect") on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) of WAD or Products (together with their consolidated Subsidiaries); or (b) that would reasonably be expected to result in the enjoining, restraining or prohibition of, or result in substantial damages in respect of, any provision of this Agreement or the consummation of the Transaction or the effective operation of any material portion of the Business or effect any material portion of the business of Products or any integration of the Transferred Assets or the Assumed Liabilities with the operations of Products and its Affiliates.

     6.2 WAD Refinancing. WAD shall have entered into an amendment to that certain Credit Agreement by and among Fleet, Tyng, The Dutton Yarn Company, L.P., Main Street Textiles, L.P., and WAD dated July 10, 1997, as amended through the date hereof, in form and substance satisfactory to WAD and Products, pursuant to which the holders of the Indebtedness thereunder (the "Lenders") shall have agreed that, upon repayment of a stated amount of the Indebtedness owed the Lenders, the Lenders will release any and all Liens held by the Lenders against the Transferred Assets.

                                   ARTICLE VII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF PRODUCTS

     The obligations of Products to consummate the Transaction are subject to the waiver or satisfaction of the following conditions:

     7.1 Warranties True as of both Present Date and Closing Date. The representations and warranties of WAD and each Seller contained herein shall have been accurate and complete on and as of the date hereof, and shall also be accurate and complete on and as of the Closing Date (as updated pursuant to Section 5.5), except for representations and warranties that are made as of a specific date, which shall be accurate and complete as of such date, and provided that each of the representations and warranties contained in Article III that are qualified or limited by the term "Material Adverse Effect" or "material" or phrases of like import shall be read without giving effect to such qualification or limitation, but provided, further, that this Section 7.1 will be deemed to be satisfied unless any breaches of the representations and warranties contained in Article III would reasonably be expected, individually or in the aggregate, to result in a (i) Material Adverse Effect (provided that, for purposes of this Section 7.1, $125,000 in the aggregate shall be substituted for $25,000 individually in the definition of "Material Adverse Effect") or (ii) default or event of default under any material debt instrument of Parent or its Subsidiaries as a result thereof.

     7.2 Compliance with Agreements and Covenants. WAD and each Seller shall have performed and complied in all material respects with all of their respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

     7.3 Consents and Approvals. Other than the Non-Assigned Contracts for which consent has not been obtained, WAD shall have furnished written evidence satisfactory to Products that all consents, approvals and filings (a) required for the consummation of the Transaction or the ownership and operation by Products of the Transferred Assets and (b) set forth on Schedule 3.3(a) of the WAD Disclosure Schedule under the heading "Condition Consents", have been obtained, and all required filings have been made, as the case may be.

     7.4 Financial Statements. WAD shall have furnished to Products the WAD Financial Statements no later than August 31, 2001.

     7.5 Documents. Products shall have received each agreement, document and item specified in Section 9.1.

     7.6 Working Capital. WAD shall have Working Capital at Closing which, taking into consideration current sales levels, is substantially consistent with the amount of Working Capital that would have been maintained for such sales levels under the historic methods of computation of appropriate Working Capital of the Business.

     7.7 Employee Matters. Sufficient Continuing Employees shall have agreed to be employed by Products or one of its Subsidiaries after the Closing so that, together with the management services being provided subsequent to the Closing pursuant to the Transition Services Agreement, Products will be able to operate the Business in the manner operated by WAD prior to Closing.

     7.8 Transfer Documents. WAD shall have executed and delivered to Products at the Closing all documents, certificates and agreements as may be reasonably requested by Products and are necessary to transfer to Products good and marketable title to the Transferred Assets, free and clear of any and all Liens thereon (except for Permitted Liens), including without limitation:

          (a) a bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to Products, dated the Closing Date, with respect to the Transferred Assets (other than any Transferred Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 7.8);

          (b) assignments, in form and substance reasonably satisfactory to Products, of all Purchased Contracts, Intellectual Property and any other agreements and instruments constituting Transferred Assets, dated the Closing Date, assigning to Products all of WAD's right, title and interest therein and thereto;

          (c) a deed with customary terms, dated as of the Closing Date, with respect to each parcel of Owned Property included in the Transferred Assets in form and substance mutually satisfactory, together with any necessary transfer declarations or other filings;

          (d) an assignment of lease, dated as of the Closing Date, with respect to each Leased Property together with any necessary transfer declarations or other filing;

          (e) certificates of title to all motor vehicles included in the Transferred Assets, duly endorsed for transfer to Products as of the Closing Date; and

          (f) separate trademark assignments, each dated the Closing Date, with respect to any United States trademark registrations included in the Transferred Assets.

     7.9 Consummation of Transactions Under Plan of Merger. The consummation of the merger of JAII Acquisition with and into Joan Automotive, as contemplated by the Plan of Merger shall have occurred or shall occur contemporaneously with the Closing.

     7.10 No Material Adverse Change. No Material Adverse Change shall have occurred since the Latest Financial Information Date, and no event shall have occurred which, in the reasonable judgment of Products, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, that for the purpose of this Section 7.10, $125,000 in the aggregate shall be substituted for $25,000 individually in the definition of "Material Adverse Effect").

     7.11 Title Policies. Products shall have received from a nationally recognized title insurance company (the "Title Company") satisfactory to Products (a) a fee owner's title insurance policy issued to Products with respect to each Owned Real Property, and (b) a leasehold title insurance policy issued to Products with respect to Leased Real Property, in each case in form and substance satisfactory to Products, together with endorsements reasonably requested by Products, including, without limitation, access, zoning, comprehensive, non-imputation and contiguity endorsements, in an amount determined by Products, insuring Products and issued as of the Closing Date by the Title Company, showing Products to have a fee simple title to each Owned Real Property and a valid leasehold estate in each Leased Real Property. WAD shall have delivered to the Title Company any affidavits or indemnities required by the Title Company in connection with the delivery of the owner's title policies and leasehold title policies.

     7.12 Surveys. Products shall have received a survey of each Real Property, dated within 30 days of the Closing Date, prepared by a certified or registered surveyor reasonably acceptable to Products and the Title Company and certified to Products and the Title Company, in form and substance satisfactory to Products and the Title Company, complying with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and (a) setting forth an accurate description of each parcel of Real Property, (b) locating all improvements, Liens (setting forth the recording information of any recorded instruments), setback lines, alleys, streets and roads, (c) showing any encroachments upon or by any improvements on the Real Property, and (d) showing all dedicated public streets providing access to the Real Property and the municipal address of any improvements located on the Real Property.

     7.13 Consents and Estoppels. Products shall have received consents from the lessor of each lease of Leased Real Property which would, as a result of the Transaction, otherwise be terminable, not assignable or assignable only with consent to the assignment of such lease to Products. Products shall also have received estoppel certificates addressed to Products from the lessor of each lease, dated within 30 days of the Closing Date, identifying the lease documents and any amendments thereto, stating that the lease is in full force and effect and, to the best knowledge of the lessor, that the tenant is not in default under the lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by the tenant under the lease and containing any other information reasonably requested by Products.

                                  ARTICLE VIII

           CONDITIONS PRECEDENT TO OBLIGATIONS OF WAD AND EACH SELLER

     The obligations of WAD and each Seller to consummate the Transaction are subject to the waiver or satisfaction of the following conditions:

     8.1 Warranties True as of both Present Date and Closing Date. The representations and warranties of Products contained herein shall have been accurate and complete on and as of the date hereof, and shall also be accurate and complete as of the Closing Date, except for representations and warranties that are made as of a specific date, which shall be accurate and complete as of such date, and provided that each of the representations and warranties contained in Article IV that are qualified or limited by the term "Material Adverse Effect" or "material" or phrases of like import shall be read without giving effect to such qualification or limitation, but provided, further, that this Section 8.1 will be deemed to be satisfied unless any breaches of the representations and warranties contained in Article IV would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (provided that, for purposes of this Section 8.1, $125,000 as an aggregate shall be substituted for $25,000 individually in the definition of "Material Adverse Effect").

     8.2 Compliance with Agreements and Covenants. Products shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

     8.3 Documents. WAD shall have received all of the agreements, documents and items specified in Section 9.2.

     8.4 Consents and Approvals. Products shall have furnished written evidence satisfactory to WAD that all consents and approvals of its board of directors and third parties required for the consummation of the Transaction have been obtained.

     8.5 Consummation of Transactions Under Plan of Merger. The consummation of the merger of JAII Acquisition, with and into Joan Automotive, as contemplated by the Plan of Merger, shall have occurred or shall occur contemporaneously with the Closing.

                                   ARTICLE IX

                                     CLOSING

     9.1 Deliveries by WAD. At the Closing, in addition to any other documents or agreements required under this Agreement, WAD shall deliver to Products the following:

          (a) A written statement from each Person holding a Lien other than a Permitted Lien upon any of the Transferred Assets, and each creditor of WAD with respect to any Indebtedness that is not an Assumed Liability, confirming the repayment of such Indebtedness and the release of WAD and the Transferred Assets as of the Closing Date of (i) any such Lien; and
     (ii) all obligations under any and all Contracts relating thereto;

          (b) A certificate dated the Closing Date of an authorized officer of WAD certifying as to the matters set forth in Section 7.1 and Section 7.2, and attached to such certificate shall be a written statement of all matters that shall have been disclosed pursuant to Section 5.5;

          (c) A certificate of the Secretary of Tyng, the general partner of WAD certifying resolutions of such general partner approving and authorizing the execution, delivery and performance of this Agreement and the Transaction (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of WAD);

          (d) The Agreement of Limited Partnership of WAD; and

          (e) A Certificate of Good Standing for WAD from the State of Delaware (dated as of a recent date).

     9.2 Deliveries by Products. At the Closing, in addition to any other documents, consideration and agreements required under this Agreement, Products shall deliver to WAD:

          (a) a certificate, dated the Closing Date, of an executive officer of Products certifying as to the matters set forth in Section 8.1 and Section 8.2, and attached to such certificate shall be a written statement of all matters that shall have been disclosed pursuant to Section 5.5;

          (b) a certificate of the Secretary of Products certifying board of directors resolutions of Products, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Products);

          (c) a Certificate of Good Standing from the State of Delaware (dated as of a recent date);

          (d) the Purchase Price; and

          (e) an assumption agreement, in form and substance reasonably satisfactory to WAD, evidencing Products' assumption of the Assumed Liabilities on the terms set forth herein.

                                    ARTICLE X

                                   TERMINATION

     10.1 Termination. This Agreement may be terminated at any time, on or prior to the Closing Date:

          (a) by mutual written consent of WAD, on the one hand, and Products, on the other hand;

          (b) by either WAD or Products, if:

               (i) the Closing has not occurred on or before September 30, 2001 (the "End Date"), provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by that time;

               (ii) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining WAD or Products from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

               (iii) the Plan of Merger shall have been terminated in accordance with its terms;

          (c) by Products, if there shall have been a material breach of any covenant, representation or warranty of any Seller or WAD hereunder, and such breach is incapable of being remedied by the End Date or shall not have been remedied within ten (10) Business Days after receipt by WAD of a written notice from Products specifying the breach and requesting such be remedied (but in any event prior to the End Date); or

          (d) by WAD, if there shall have been a material breach of any covenant, representation or warranty of Products hereunder, and such breach is incapable of being remedied by the End Date or shall not have been remedied within ten (10) Business Days after receipt by Products of written notice from WAD specifying the breach and requesting such be remedied (but in any event prior to the End Date).

     10.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 5.9, 5.10, 10.1 and this Section 10.2 and Articles I, XI and XII (other than Section 12.12), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior knowing or willful breach of this Agreement.

                                   ARTICLE XI

                                 INDEMNIFICATION

     11.1 Survival. The representations and warranties of the parties hereto contained herein shall not survive the Closing.

     11.2 Indemnification by WAD. WAD and each Seller jointly and severally agree to indemnify each of the Products Indemnified Parties against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by them relating to, arising out of, or in connection with, any of the following:

          (a) any fraud or willful breach on the part of WAD or any Seller with respect to any provision of this Agreement or any other document delivered at the Closing;

          (b) any knowing or willful breach of, or failure by WAD or any Seller to perform, any covenant or obligation of WAD or any Seller (x) set out or contemplated in this Agreement or any document delivered at the Closing to the extent it is to be performed following the Closing, or (y) described in Sections 5.1, 5.5, 5.6, 5.9, 5.10, 5.11, 5.14 or 5.15;

          (c) any of the Excluded Liabilities or the Excluded Assets;

          (d) any failure of WAD to comply with applicable bulk sales laws;

          (e) the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), arising out of, or relating to, any actions taken by WAD or any Seller prior to the Closing;

          (f) alleged defects in design, manufacture, materials or workmanship, or any alleged breach of express or implied specifications, warranties or representations, (other than in the field defects or breaches covered by the Transition Services Agreement) of any Product ("Product Warranty Claims") sold prior to the Closing; and

          (g) alleged injury to individuals or alleged damage to property resulting from any Product ("Product Damage Claims") sold prior to the Closing.

     11.3 Indemnification by Products. Products agrees to indemnify each of the WAD Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by it relating to, or arising out of, or in connection with, any of the following:

          (a) any fraud or willful breach on the part of Products with respect to any provision of this Agreement or of any other document delivered at Closing;

          (b) any knowing or willful breach of, or failure by Products to perform, any covenant or obligation of Products (x) set out or contemplated in this Agreement or any document delivered at the Closing to the extent it is to be performed following the Closing, or (y) described in Sections 5.1, 5.5, 5.9 or 5.10;

          (c) any liability, obligation, cost or expense reasonably incurred after the Closing by WAD or an Affiliate of WAD, as a result of WAD or an Affiliate of WAD (i) continuing to guarantee after the Closing any Contract listed in Schedule 3.3(a) of the WAD Disclosure Schedule under the heading "Non-Condition Consents" or (ii) continuing to be a party to a Contract by operation of Section 5.3(b) hereof.

          (d) any of the Assumed Liabilities;

          (e) the WARN Act, arising out of, or relating to, any actions taken by Products or its Affiliates on or after the Closing;

          (f) (i) Product Warranty Claims and Product Damage Claims for any Product sold after the Closing and (ii) Product Warranty Claims for any Product sold prior to the Closing brought after the earlier of the third anniversary of the shipment of the Product or the second anniversary of the Closing and Product Damage Claims brought after the seventh anniversary of the Closing.

     11.4 Claims. (a) The provisions of this Section shall be subject to Section
11.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim and the maximum amount (if ascertainable) the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XI except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 11.2 or Section 11.3), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

     (b) The liability of the Indemnifying Person under this Article XI shall be subject to reduction in an amount equal to the value of any: (i) net Tax benefit realized by the Indemnified Person (by reason of a Tax deduction, basis adjustment, shifting of income, credits and/or deductions, or otherwise from one or more fiscal periods to another resulting, in each case, from any Loss suffered by the Indemnified Person that forms the basis of the Indemnifying Person's obligation hereunder), giving effect to any Tax liabilities of the Indemnified Person arising as a result of any payments made by an Indemnifying Person with respect to such claim for indemnification; and (ii) insurance benefit realized by the Indemnified Person in connection with any Loss suffered by such Person that forms the basis of the Indemnifying Person's obligation hereunder.

     11.5 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XI except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense (a) participate in the defense of any claim, suit, action or proceeding; and (b) subject to Section 11.6, upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 11.2 or Section 11.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest or if the Indemnifying Person's counsel is otherwise not reasonably satisfactory to the Indemnified Person, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof at the Indemnifying Person's expense (except as set forth in Section 11.5).

     11.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any claim, suit, action or proceeding of the kind referred to in Section
11.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or de-cree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

     11.7 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

     11.8 Limitations on Indemnification. (a) No Indemnifying Person shall have an obligation to indemnify any Indemnified Person from and against any Losses until the aggregate Losses suffered by all Indemnified Persons exceed $100,000, at which time the Indemnifying Person shall be liable to the Indemnified Persons for the entire amount of all aggregate Losses suffered by all Indemnified Persons. The foregoing limitation shall not apply to any Losses suffered by the Indemnified Persons with respect to Taxes or the indemnifications pursuant to Sections 11.2(c), 11.3(c) and (d).

     (b) No claim for indemnification pursuant to Sections 11.2(a) or (b) (other than with respect to Sections 5.9, 5.14 or 5.15) or 11.3(a) or (b) (other than
Section 5.9) shall be brought after the second anniversary of the Closing. No claim for indemnification pursuant to Section 11.2(f) shall be brought after the earlier of the third anniversary of the shipping of the Product or the second anniversary of the Closing. No claim for indemnification pursuant to Section 11.2(g) shall be brought after the seventh anniversary of the Closing. Any claim for indemnification with respect to Taxes may only be made prior to thirty (30) Business Days following the expiration of the related statute of limitations.

     (c) In no event shall the aggregate liability of the Indemnifying Person to the Indemnified Persons arising under this Article XI exceed $25,000,000 (taking into account the liability of the Indemnifying Person under the Plan of Merger).

     11.9 Assignment of Claims. The parties agree that, upon assumption by the Indemnifying Person of the obligation to indemnify, the Indemnified Person will assign to the Indemnifying Person any and all claims, causes of action and demands of whatever kind and nature which the Indemnified Person may have against any person, firm or other entity giving rise to the indemnified Loss, and will reasonably cooperate in any efforts to recover from such person or entity.

     11.10 Exclusive Remedies. This Article XI provides the exclusive remedy for any misrepresentation, breach of warranty, covenant or other claim arising out of this Agreement or the transaction contemplated by it. Each party shall use reasonable efforts to mitigate any Losses.

                                   ARTICLE XII

                                  MISCEllANEOUS

     12.1 Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of legal counsel, investment bankers and accountants) with respect to the Transaction and WAD shall pay the reasonable costs of obtaining the title insurance polices and surveys required by Sections
7.11 and 7.12, respectively.

     12.2 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by Products, WAD and each Seller.

     12.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given: (a) when received if given in person or by courier or a courier service; (b) on the date of transmission if sent by telex, facsimile or other wire transmission; or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

                  If to WAD or Sellers, addressed as follows:

                           c/o 100 Vesper Executive Park
                           Tyngsboro, Massachusetts  01879
                           Attention:   Tyng Textiles, LLC, General Partner
                                        Elkin McCallum, Treasurer
                           Facsimile No.:  (978) 649-9142

                  with a copy to:

                           Goulston & Storrs, A Professional Corporation 400 Atlantic Avenue
                           Boston, Massachusetts  02110-3333
                           Attention:  Donald L. Shulman
                           Facsimile No.:  (617) 574-4112

                  If to Products, addressed as follows:

                           Collins & Aikman Products Co.
                           5755 New King Court
                           Troy, Michigan  48098
                           Attention:  Thomas E. Evans, CEO
                           Facsimile No.:  (248) 824-1512
                  and for notices pursuant to Section 5.4 hereof:

                           Collins & Aikman Corporation
                           5755 New King Court
                           Troy, Michigan  48098
                           Attention:  Greg Tinnell
                           Facsimile No.:  (248) 824-1613

                  and in each case

                           Attention:   Ronald T. Lindsay, General Counsel
                           Facsimile No.:  (248) 824-1882

                  with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Attention:   W. Leslie Duffy
                                        Jonathan A. Schaffzin
                           Facsimile No.:  (212) 269-5420

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     12.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.6 Headings. The headings preceding the text of articles and sections included in this Agreement and the headings to schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

     12.7 Interpretation. Unless otherwise indicated, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa. The use of the terms "including" or "includes" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Unless otherwise indicated, references to articles, sections, subsections or schedules shall refer to those portions of this Agreement. Consummation of the Transaction contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

     12.8 Applicable Law. The validity, construction and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such State.

     12.9 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in any United States federal or state court sitting in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.3 shall be deemed effective service of process on such party. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

     12.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by WAD or each Seller without the written consent of Products or by Products without the written consent of WAD and Sellers, except that either Products or WAD may assign its rights hereunder without such consent to any of its Affiliates. Nothing in this Section 12.10 shall prohibit a transfer by WAD in connection with the dissolution or liquidation of WAD, provided that the Sellers assume the obligations of WAD hereunder.

     12.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, stockholders, partners, managers, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

     12.12 Further Assurances. Upon the reasonable request of Products, each of WAD and each Seller shall on and after the Closing Date execute and deliver to Products such other documents, releases, assignments and other instruments as may be required to effectuate completely this Transaction, and to otherwise carry out the purposes of this Agreement. Upon the reasonable request of WAD, Products shall on the Closing Date execute and deliver to WAD such other documents, releases, assignments and other instruments as may be required to effectuate completely the Transaction.

     12.13 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     12.14 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.

     12.15 Entire Understanding. This Agreement, together with the exhibits and schedules hereto set forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties hereto.

     12.16 WAD Disclosure Schedule. Sellers and Products agree that it shall be a condition of Closing for them to agree on a mutually acceptable WAD Disclosure Schedule prior to August 24, 2001.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                              COLLINS & AIKMAN PRODUCTS CO.


                              By:    /s/ Ronald T. Lindsay
                                     -------------------------------------------
                                     Name:   Ronald T. Lindsay
                                     Title:


                              WESTERN AVENUE DYERS, L.P.

                              By:  Tyng Textiles LLC, its General Partner


                              By:    Elkin McCallum
                                     -------------------------------------------
                                     Name:   Elkin McCallum
                                     Title:  Chief Executive Officer


                              ELKIN McCALLUM


                              /s/ Elkin McCallum
                              --------------------------------------------------

                              KERRY McCALLUM


                              /s/ Kerry McCallum
                              --------------------------------------------------

                              PENNY RICHARDS


                              /s/ Penny Richards
                              --------------------------------------------------

                              TYNG TEXTILES LLC


                              By:    /s/ Elkin McCallum
                                     -------------------------------------------
                                                   its Member

                              By:    /s/ Elkin McCallum
                                     -------------------------------------------
                                     Name:   Elkin McCallum
                                     Title:  Chief Executive Officer


                                      S-2